EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

Rovi Corporation.,
a Delaware corporation;

Sparta Acquisition Sub, Inc.,
a California corporation; and

Sonic Solutions,
a California corporation

Dated as of December 22, 2010

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of December 22, 2010, by and among: Rovi Corporation, a Delaware corporation (“Parent”); Sparta Acquisition Sub, Inc., a California corporation and a wholly-owned direct or indirect subsidiary of Parent (“Acquisition Sub”); and Sonic Solutions, a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.          Parent, Acquisition Sub and the Company have determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B.           In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall make an exchange offer (such exchange offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, at the election of the holder thereof and subject to the adjustments set forth in Section 1.1(b) – (d) and (i): (i) for each share of Company Common Stock with respect to which a Cash Election has been made, the Per Share Cash Election Consideration and (ii) for each share of Company Common Stock with respect to which a Parent Stock Election has been made, the Per Share Stock Election Consideration (each as defined in Section 1.1(b)).

C.           After acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall, on the terms and subject to the conditions set forth herein, merge (the “Merger”) with and into the Company.

D.           Subject to Section 7.2, immediately following the Merger, Parent shall cause the Surviving Corporation to be merged (the "Second Merger" and together with the Merger, the "Mergers") with and into a wholly owned limited liability company Subsidiary of Parent ("Merger Sub II").

E.           Parent, Acquisition Sub and the Company intend for federal income tax purposes that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the Treasury Regulations promulgated under the Code.

F.           In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain shareholders of the Company are executing and delivering shareholder agreements in favor of Parent and Acquisition Sub (the “Shareholder Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.   The Offer

1.1         Conduct of the Offer.

(a)            Parent shall cause Acquisition Sub to, and Acquisition Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as soon as reasonably practicable after the date of this Agreement.  Notwithstanding the foregoing, Acquisition Sub shall not be required to commence the Offer if the Company shall not be prepared to file with the SEC immediately following commencement of the Offer, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9 (as defined in Section 1.2(d)).  The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”  In the Offer, each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms of the Offer shall, subject to the adjustments set forth in Section 1.1(c), (d) and (i), be exchanged for the right to receive from Acquisition Sub, at the election of the holder of such share of Company Common Stock pursuant to Section 1.1(b): (i) the Per Share Cash Election Consideration or (ii) the Per Share Stock Election Consideration, in each case without interest.  Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for exchange all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, in exchange for each share of Company Common Stock accepted for exchange pursuant to the Offer.

(b)            Subject to Sections 1.1(c), (d) and (i), each holder of shares of Company Common Stock shall be entitled to elect (i) the number of shares of Company Common Stock as to which such holder desires to make a Cash Election and (ii) the number of shares of Company Common Stock as to which such holder desires to make a Parent Stock Election.  Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $14.00 in cash, without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Section 1.1(c).  Each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Parent Stock Election”) has been validly made and not revoked or lost shall be exchanged for .2489 shares of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Election Consideration”), subject to adjustment in accordance with Section 1.1(c). Any shares of Company Common Stock which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (a “No Election Share”), shall be treated in accordance with Section 1.1(d).  Any Cash Election or Parent Stock Election shall be referred to herein as an “Election.”  All Elections shall be made on a form furnished by Acquisition Sub for that purpose, which form may be part of the letter of transmittal accompanying the Offer.  In order to be deemed an effective Election, any such Forms of Election must be delivered to Acquisition Sub, together with any shares of Company Common Stock validly tendered, on or prior to the Expiration Date. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders.

(c)           Notwithstanding anything herein to the contrary:

(i)          the maximum aggregate amount of cash payable pursuant to the Offer shall be (A) $7.70, without interest in cash (the “Cash Component”) multiplied by (B) the total number of shares of Company Common Stock that are validly tendered and accepted for purchase pursuant to the Offer (the "Maximum Cash Consideration");

(ii)         the maximum aggregate amount of Parent Common Stock issuable pursuant to the Offer shall be (A) .112 (the “Applicable Fraction”) multiplied by (B) the total number of shares of Company Common Stock that are validly tendered and accepted for exchange pursuant to the Offer (the "Maximum Stock Consideration");

(iii)        if the total number of Cash Elections would require aggregate cash payments in excess of the Maximum Cash Consideration, such Elections shall be subject to proration as follows: for each Cash Election, the number of shares of Company Common Stock that shall be converted into the right to receive the Per Share Cash Election Consideration shall be (A) the total number of shares of Company Common Stock subject to such Cash Election multiplied by (B) the Cash Proration Factor, rounded down to the nearest share of Company Common Stock.  The "Cash Proration Factor" means a fraction (1) the numerator of which shall be the Maximum Cash Consideration and (2) the denominator of which shall be the product of the aggregate number of shares of Company Common Stock subject to all Cash Elections made by all holders of shares of Company Common Stock, multiplied by the Per Share Cash Election Consideration.  The shares of Company Common Stock subject to such Cash Election that were not converted into the right to receive the Per Share Cash Election Consideration in accordance with this Section 1.1(c)(iii) shall be converted into the right to receive the Per Share Stock Election Consideration.  All prorations resulting from this Section 1.1(c)(iii) shall be applied on a pro rata basis, such that each holder who tenders shares of Company Common Stock subject to a Cash Election bears its proportionate share of the proration, based on the percentage of all shares of Company Common Stock subject to Cash Elections tendered by all holders that is reflected by the total shares of Company Common Stock subject to a Cash Election tendered by such holder.

(iv)           if the total number of Parent Stock Elections would require the issuance in the aggregate of a number of shares of Parent Common Stock in excess of the Maximum Stock Consideration, such Elections shall be subject to proration as follows.  For each Parent Stock Election, the number of shares of Company Common Stock that shall be converted into the right to receive the Per Share Stock Election Consideration shall be (A) the total number of shares of Company Common Stock subject to such Parent Stock Election multiplied by (B) the Parent Stock Proration Factor, rounded down to the nearest share of Company Common Stock.  The "Parent Stock Proration Factor" means a fraction (1) the numerator of which shall be the Maximum Stock Consideration and (2) the denominator of which shall be the product of the aggregate number of shares of Company Common Stock subject to all Parent Stock Elections made by all holders of shares of Company Common Stock, multiplied by the Per Share Stock Election Consideration.  The shares of Company Common Stock subject to such Parent Stock Election that were not converted into the right to receive the Per Share Stock Election Consideration in accordance with this Section 1.1(c) shall be converted into the right to receive the Per Share Cash Election Consideration.  All prorations resulting from this Section 1.1(c) shall be applied on a pro rata basis, such that each holder who tenders subject to a Parent Stock Election bears its proportionate share of the proration, based on the percentage of all shares of Company Common Stock subject to Parent Stock Elections tendered by all holders that is reflected by the total shares of Company Common Stock subject to a Parent Stock Election tendered by such holder.

(d)           Each share of Company Common Stock tendered but which is not the subject of a valid Election (a "No Election Share") shall be deemed to be tendered subject to the following Elections:

(i)          If the Cash Elections exceed the Maximum Cash Consideration such that proration of Cash Elections occur pursuant to Section 1.1(c)(iii), each No Election Share will be deemed tendered subject to a Parent Stock Election;

(ii)         If the Parent Stock Elections exceed the Maximum Stock Consideration such that proration of Parent Stock Elections occurs pursuant to Section 1.1(c)(iv), each No Election Share will be deemed tendered subject to a Cash Election; and

(iii)        If no proration occurs, each No Election Share will be deemed tendered in part subject to a Cash Election and in part subject to a Parent Stock Election. In such case, (A) 55% of the shares of Company Common Stock validly tendered in the Offer, reduced by the number of shares of Company Common Stock subject to valid Cash Elections (as adjusted pursuant to Sections 1.1(c)(iii) and 1.1(c)(iv)), shall be deemed to be subject to Cash Elections, and (B) 45% of the shares of Company Common Stock validly tendered in the Offer, reduced by the number of shares of Company Common Stock subject to valid Stock Elections (as adjusted pursuant to Sections 1.1(c)(iii) and 1.1(c)(iv)), shall be deemed to be subject to Stock Elections (it being understood that the sum of (A) and (B) shall equal the number of No Election Shares), and the related available cash consideration and Parent Common Stock consideration remaining after taking into account the affirmative Elections of holders will be allocated on a pro rata basis among holders who tendered No Election Shares such that the same percentage of a holder's No Election Shares is treated as subject to a Cash Election as is so treated for each other holder of No Election Shares and the same percentage of a holder's No Election Shares is treated as subject to a Stock Election as is so treated for each other holder of No Election Shares.

(e)           The obligation of Acquisition Sub to accept for exchange (and the obligation of Parent to cause Acquisition Sub to accept for exchange) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent or Acquisition Sub immediately prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B.  The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.”  For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options, Company Warrants and other rights to acquire Company Common Stock that are outstanding immediately prior to the Acceptance Time.

(f)            Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration, as applicable, and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) except as set forth in Section 1.1(h)(ii), the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases any component of the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration, (3) except as set forth in Section 1.1(h)(ii), decreases the aggregate number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) imposes conditions to the Offer in addition to the Offer Conditions or modifies the existing Offer Conditions in a manner adverse to the shareholders of the Company, or (5) except as provided in Section 1.1(g), extends the expiration time of the Offer beyond the initial expiration time of the Offer.

(g)            The Offer shall initially be scheduled to expire twenty (20) business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date”).  Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1, (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then Acquisition Sub shall extend the Offer on one or more occasions, for additional successive periods of up to twenty (20) business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required or permitted, except to the extent consented to by the Company, to extend the Offer to a date later than June 22, 2011 (the “Outside Date”); provided, that if, at the Initial Expiration Date or at any subsequent date as of which the Offer is scheduled to expire (together with the Initial Expiration Date, the “Expiration Date”) (other than any such Expiration Date that follows an extension of the Offer pursuant to Section 1.1(h)(i)), all of the Offer Conditions (except for the Minimum Condition) are satisfied or have been waived, Acquisition Sub shall only be required to extend the Offer and its Expiration Date beyond the Initial Expiration Date or such subsequent Expiration Date for one or more successive periods in order to permit the satisfaction of all of the Offer Conditions for an aggregate of sixty (60) days and (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer.  In addition, if on any Expiration Date any Offer Condition (other than the Minimum Condition) is not satisfied, but such Offer Condition is reasonably capable of being satisfied at or prior to the Outside Date, then, at the written request of the Company, Parent and Acquisition Sub shall extend the Offer from time to time for a period or periods not to exceed 10 business days each; provided, that Parent and Acquisition Sub shall not be required to so extend the Offer beyond the Outside Date.  For the avoidance of doubt, if, at any Expiration Date, all of the Offer Conditions have been satisfied or waived in writing by Parent and this Agreement has not otherwise been terminated in accordance with its terms, subject to Section 1.1(h)(i), Acquisition Sub shall promptly accept for exchange, and deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement.

(h)           Notwithstanding anything to the contrary set forth in Section 1.1(g), if, at any Expiration Date, all of the Offer Conditions (including the Minimum Condition) shall have been satisfied or have been waived, but the number of shares of Company Common Stock validly tendered in the Offer and not properly withdrawn is less than that number of shares of Company Common Stock which, when added to the number of shares of Company Common Stock that may be issued pursuant to the Top-Up Option in compliance with Section 1.4, would represent at least one (1) share of Company Common Stock more than ninety percent (90%) of the Adjusted Outstanding Share Number (the “Short-Form Merger Threshold”), then in such case Acquisition Sub may at any time, or from time to time, in its sole and absolute discretion, without the consent of the Company:

(i)           extend the Offer for one (1) or more successive periods as determined by Acquisition Sub of up to twenty (20) business days per extension (with the length of such periods to be determined by Parent) until the Outside Date in order to permit additional shares of Company Capital Stock to be tendered into the Offer such that the Short-Form Merger Threshold may be attained; provided, however, that notwithstanding any other provision of this Agreement, in the event Acquisition Sub elects to extend the Offer pursuant to, and in accordance with, this Section 1.1(h)(i), then each of Parent and Acquisition Sub shall be deemed to have irrevocably waived all of the Offer Conditions (other than the Offer Condition contemplated by clause (c) of Exhibit B, which shall remain in full force and effect) and its right to terminate this Agreement pursuant to Sections 8.1(c), 8.1(f), or 8.1(h) (it being acknowledged and agreed that (A) notwithstanding such irrevocable waiver, without the prior written consent of the Company, neither Parent nor Acquisition Sub shall be permitted to accept for payment (or pay for) any shares of Company Common Stock that are tendered in the Offer unless the Minimum Condition is satisfied at such time; (B) during any extension of the Offer pursuant to this Section 1.1(h)(i), the Company shall not exercise any remedies against Parent or Acquisition Sub for failure to accept for payment (or pay for) any shares of Company Common Stock that are tendered in the Offer; and (C) if at the Outside Date, the Minimum Condition is satisfied, Acquisition Sub shall promptly accept for exchange, and deliver the Per Share Cash Election Consideration or Per Share Stock Election Consideration, as applicable, for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement);

(ii)         (A) amend the Offer and the Offer Documents (but only to the extent required by applicable Legal Requirements) to reduce the Minimum Condition to such number of shares of Company Common Stock (the “Reduced Purchase Amount”) such that following the purchase of shares of Company Common Stock in the Offer, Parent and its wholly owned subsidiaries, including Acquisition Sub, would own forty-nine and nine-tenths percent (49.9%) of the shares of Company Common Stock then outstanding and (B) purchase, on a pro rata basis based of the shares of Company Common Stock actually deposited in the Offer as of such Expiration Date by each holder of shares of Company Common Stock, shares of Company Common Stock representing the Reduced Purchase Amount in the Offer; provided, however, that notwithstanding any other provision of this Agreement, in the event Acquisition Sub purchases a number of shares of Company Common Stock equal to the Reduced Purchase Amount pursuant to and in accordance with this Section 1.1(h)(ii), then, without the prior written consent of Parent and Acquisition Sub, at all times prior to the termination of this Agreement, the Company shall take no action whatsoever (including the redemption of any shares of Company Common Stock) that would have the effect of increasing the percentage of direct or indirect ownership of shares of Company Common Stock by Parent and its controlled affiliates, including Acquisition Sub, in excess of forty-nine and nine-tenths percent (49.9%); or

(iii)        purchase all shares of Company Common Stock that have been tendered and not withdrawn as of such Expiration Date and, subject to compliance with CGCL, either (A) elect to prepare and file a permit application under Section 25142 of the CGCL and a related information statement or other disclosure document (together, a “Permit Application”) and request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the CGCL (a “Fairness Hearing”) in order to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iii) of this Agreement, (B) elect to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iv) of this Agreement or (C) elect to consummate the Merger and pay for each share of Company Common Stock outstanding immediately prior to the Effective Time the consideration specified in Section 2.5(a)(iii) of this Agreement by obtaining the affirmative vote of the holders of all of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting.

(i)            No fractional shares of Parent Common Stock shall be issued in connection with the Offer, and no certificates or scrip for any such fractional shares shall be issued in connection with the Offer.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Offer (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Offer) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date on which the Acceptance Time occurs.

(j)            As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”).  The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”).  On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Legal Requirements.  Parent and Acquisition Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with the applicable Legal Requirements.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC.  Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents.  Each of Parent and Acquisition Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer.  To the extent required by the applicable Legal Requirements, each of Parent, Acquisition Sub and the Company shall use reasonable best efforts (1) to correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) to take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(j).  Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Mergers.  Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

(k)           Between the date of this Agreement and the Acceptance Time, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Cash Election Consideration and the Per Share Stock Election Consideration, as the case may be, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction or the Per Share Stock Election Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

1.2          Company Actions.

(a)            The Company consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Mergers, are fair to and in the best interests of the Company’s shareholders, (ii) adopted and approved this Agreement, the Offer, the Mergers and the other Contemplated Transactions, in accordance with the requirements of the General Corporation Law of California (the “CGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Shareholder Agreements, the Offer, the Mergers or any of the other Contemplated Transactions.  Subject to Sections 1.2(b) and 1.2(c): (1) the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) the Company agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent and Acquisition Sub if it shall no longer be unanimous).

(b)            Notwithstanding anything in this Agreement to the contrary, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and Acquisition Sub at any time prior to the Acceptance Time if: (i) an Acquisition Proposal is made that did not result directly or indirectly from a breach of this Section 1.2 or Section 5.3; (ii) on or prior to the date two (2) business days prior to the date of any meeting of the Company’s board of directors at which such board of directors will consider whether such Acquisition Proposal may constitute, or may reasonably be expected to lead to, a Superior Proposal or whether such Acquisition Proposal may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute, or be reasonably likely to result in, a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (iv) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(f) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(f)) and otherwise complies fully with the notice, negotiation and other requirements set forth in Section 5.3(f); and (v) following the negotiation period(s) described in Section 5.3(f), the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(f), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements.

(c)            Notwithstanding anything to the contrary contained in Section 1.2(a), the Company Board Recommendation may also be withdrawn or modified in a manner adverse to Parent and Acquisition Sub at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) neither the Company nor any member of the board of directors or person identified as having “Knowledge” in the Disclosure Schedule had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event could occur or arise after the date of this Agreement; (iii) on or prior to the date two (2) business days prior to the date of any meeting of the Company’s board of directors at which such board of directors will consider whether such Intervening Event may require the Company to withdraw or modify the Company Board Recommendation, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that, in light of such Intervening Event, the failure to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent or Acquisition Sub at any time within the period of three (3) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to withdraw or modify the Company Board Recommendation in light of such Intervening Event would reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s shareholders under applicable Legal Requirements; (vi) during such three (3) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that no withdrawal or modification of the Company Board Recommendation is legally required as a result of such Intervening Event; and (vii) at the end of such three (3) business day period, the Company’s board of directors reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s shareholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(d)            Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Sections 1.2(b) and 1.2(c), shall reflect the Company Board Recommendation.  The Company shall reasonable best efforts to cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other applicable Legal Requirements.  Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company reasonably determines to be appropriate.  The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D- 9 and shall use reasonable best efforts to respond promptly to any such comments.  To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Legal Requirements, (i) each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

(e)            The Company shall promptly provide to Parent (i) a list of the Company’s shareholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Mergers.  Except as may be required by applicable Legal Requirements or legal process, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

1.3          Directors.

(a)            Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub (including all shares of Company Common Stock accepted for exchange pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding; provided, however, that in all events the minimum number of the members of the Company’s board of directors shall be five (5) and Parent’s designees shall be of such number so as to constitute at least a majority of the members of the Company’s board of directors, including in the circumstance where the number of shares of Company Common Stock  purchased in the Offer shall have been reduced to the Reduced Purchase Amount in the manner contemplated by Section 1.1(h)(ii).  Promptly following a request from Parent, the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors; provided that the size of the Company’s board of directors may not exceed nine members, as provided in the Company’s Restated Bylaws.  From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use reasonable best efforts, as permitted by all applicable Legal Requirements (including the rules of the NASDAQ Global Market), to: (A) obtain and deliver to Parent the resignation of each individual who is an officer of the Company; and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company’s board of directors and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company.  Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), at least two (2) of the members of the Company’s board of directors designated by the Company prior to the Acceptance Time shall be individuals who were directors of the Company on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of Nasdaq (“Independent Directors”); provided, however, that if at any time prior to the Effective Time there shall be only one Independent Director serving as a director of the Company for any reason, then the Company’s board of directors shall, subject to the following sentence, cause an individual selected by the remaining Independent Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be an Independent Director for all purposes under this Agreement). The Company shall designate, prior to the Acceptance Time, two alternate Independent Directors that the board of directors of the Company shall appoint in the event of death, disability or resignation of the Independent Directors, each of whom shall, following such appointment to the Company’s board of directors, be deemed to be an Independent Director of the Company.

(b)            In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company’s board of directors, each of the Company and Parent shall use its reasonable best efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder).  The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c)            Following the election or appointment of Parent’s designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, if the taking of any of the following actions would reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub), each of the following actions may be effected only if there are on the Company’s board of directors one or more Independent Directors and such action is approved by a majority of such Independent Directors: (i) any action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Mergers, or the articles of incorporation or bylaws of the Company; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement; or (iv) other consent or action by the Company with respect to the Offer, the Mergers or any of the other Contemplated Transactions.  To the extent permitted under applicable Legal Requirements, until the Effective Time, (1) the approval of any of the foregoing actions by a majority of the Independent Directors shall constitute the valid authorization of the Company’s board of directors with respect to such action, and no other action on the part of the Company or by any other director of the Company shall be required to authorize such actions and (2) in addition to any requirements under the Company’s articles of incorporation and bylaws, any quorum of the Company’s board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one Independent Director.

1.4          Top-Up Option.

(a)            The Company grants to Parent and Acquisition Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Acquisition Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes at least one (1) share of Company Common Stock more than ninety percent (90%) of the Adjusted Outstanding Share Number immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not reserved or subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.  The obligation of the Company to issue and deliver shares pursuant to the Top-Up Option is subject only to the condition that no legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares in respect of such exercise shall be in effect.

(b)            The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or within five (5) Business Days after the Acceptance Time.  The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by an amount equal to the Per Share Cash Election Consideration.  Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a full recourse promissory note, secured to the extent required by California Legal Requirements, having a principal amount equal to such purchase price, or by any combination of the foregoing.  Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

(c)            In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place, date and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place.  At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares or, at Parent or Acquisition Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry (“Book-Entry Shares”).

(d)            Parent and Acquisition Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Acquisition Sub represent and warrant to the Company that Acquisition Sub is, or will be upon the purchase of the Top-Up Option shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 2.   The Mergers

2.1          Merger of Acquisition Sub into the Company.  At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL, Acquisition Sub shall be merged with and into the Company.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the CGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.3          Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley llp, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7.  Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing an agreement of merger and officers’ certificate or other appropriate documents (in any such case, the “Agreement of Merger”) to be filed with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL.  The Merger shall become effective upon the filing of the Agreement of Merger and officers’ certificate with the Secretary of State of the State of California or at such subsequent time or date as Acquisition Sub and the Company shall agree and specify in the Agreement of Merger.  The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

2.4          Articles of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)           the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Articles of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Sonic Solutions”;

(b)           the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c)           the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5          Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i)           any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)         any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)        except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(a)(iv), 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share) the Per Share Consideration;

(iv)         except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, in the event that Parent elects to consummate the Merger in accordance with Section 1.1(h)(iii)(B), each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share) the Per Share Stock Election Consideration; and

(v)          each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Between the date of this Agreement and the Effective Time, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration or the Per Share Stock Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction or Per Share Stock Consideration, as applicable, shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c)           No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued in connection with the Merger.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Merger) shall, in lieu of such fraction of a share and upon surrender of such holder’s Stock Certificate(s) (as defined in Section 2.6(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the NASDAQ Global Select Market on the trading day immediately before the date on which the Effective Time occurs.

2.6          Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent").  As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) if applicable, cash in an amount equal to the cash payable pursuant to Section 2.5(a)(iii) as the Cash Component of the Per Share Consideration, (ii) certificates representing any shares of Parent Common Stock issuable pursuant to Section 2.5(a)(iii) or Section 2.5(a)(iv) and (iii) cash sufficient to make any payments in lieu of fractional shares of Parent Common Stock in accordance with Section 2.5(c), in each case assuming no holder of Company Common Stock perfects dissenters’ rights under Chapter 13 of the CGCL.  The cash amounts and any shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”  The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments.

(b)            As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares.  Upon surrender of a Stock Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii) or Section 2.5 (a)(iv), as applicable, and any cash payment in lieu of a fractional share of Parent Common Stock in accordance with Section 2.5(c), and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled.  Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration or the Per Share Stock Election Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share.  If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c)            No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to any shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Stock Certificate in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)            Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the first anniversary of the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger.  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts or shares of Parent Common Stock delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e)            At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(f)            Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)            If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7          Dissenters’ rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held of record by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (collectively, the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the Per Share Consideration or Per Share Stock Election Consideration, as applicable, in accordance with Section 2.5(a).  Such shareholders shall be entitled to receive payment of the “fair market value” of such Dissenting Company Shares held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Company Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Chapter 13 shall, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration or Per Share Stock Election Consideration, as applicable, in accordance with Section 2.5(a).

(b)            The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the CGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument.  Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.  The parties hereby agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Company Shares and to the fullest extent permitted by applicable Legal Requirements, the fair value of the Dissenting Company Shares shall be determined in accordance with Chapter 13 of the CGCL without regard to the Top-Up Option, the shares of Company Common Stock issuable upon exercise of the Top-up Option or any promissory note delivered by Acquisition Sub to the Company in payment for the shares of Company Common Stock issuable upon exercise of the Top-Up Option.

2.8          Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

2.9          Second Merger. Immediately following the Merger, Parent shall cause the Surviving Corporation to be merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Parent.

Section 3.   Representations and Warranties of the Company

The Company represents and warrants to Parent and Acquisition Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to:  (a) the disclosures in the Company SEC Documents on file with the SEC as of the date of this Agreement to the extent that the relevance of such disclosures to a particular representation and warranty below is readily apparent on the face of such disclosure, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature; (b) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (c) any exception or disclosure explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another part or subpart of the Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Disclosure Schedule to the extent it is readily apparent on the face, and from the wording, of such exception or disclosure that such exception or disclosure applies to such other representation and warranty):

3.1          Due Organization; Etc.

(a)        Each of the Acquired Corporations is a corporation or other business entity duly organized, validly existing and in good standing (except for any jurisdiction that does not recognize such concept) under the Legal Requirements of the jurisdiction where it was incorporated or organized and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)        Each of the Acquired Corporations is qualified to do business as a foreign corporation or other corporate entity, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have or result in a Company Material Adverse Effect.

(c)        Except as set forth in Part 3.1(c) of the Disclosure Schedule, the Company has no Subsidiaries, and does not own directly or indirectly any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule.  None of the Acquired Corporations has agreed nor is any Acquired Corporation obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity other than another Acquired Corporation.  None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2          Articles of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the articles of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”) of each of the Acquired Corporations, each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by the Company and applicable to the Acquired Corporations.  None of the Acquired Corporations has violated any of its Charter Documents.

3.3          Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 49,263,927 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a)(ii) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is the Company bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 3.3(a)(iii) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b)           As of the date of this Agreement: (i) 8,342,626 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 7,800,489 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans.  Part 3.3(b) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of December 17, 2010, the following information: (A) the particular plan pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per share exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any Company Options may be, or have been, granted by the Company, and the forms of all stock option agreements evidencing such Company Options.  No Company Option has been granted to any Person since December 17, 2010, until the date of this Agreement.  The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option; all grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b) and (c) of the Disclosure Schedule.  No shares of Company Restricted Stock are outstanding.

(c)           As of the date of this Agreement, 246,916 shares of Company Common Stock are subject to issuance pursuant to Company Restricted Stock Units.  Part 3.3(c) of the Disclosure Schedule sets forth with respect to each Company Restricted Stock Unit outstanding as of December 17, 2010, the following information: (i) the particular plan pursuant to which such Company Restricted Stock Unit was granted; (ii) the name of the holder of such Company Restricted Stock Unit; (iii) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit; (iv) the date on which such Company Restricted Stock Unit was granted; (v) the applicable vesting and settlement and/or delivery schedule for such Company Restricted Stock Unit, whether the vesting is time or performance based, and the extent to which such Company Restricted Stock Unit is vested and/or has settled; and (vi) the date on which such Company Restricted Stock Unit expires. No Company Restricted Stock Unit has been granted to any Person since December 17, 2010, until the date of this Agreement.  The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any Company Restricted Stock Units may be, or have been, granted by the Company, and the forms of all restricted stock unit agreements evidencing such Company Restricted Stock Units.  The base appreciation amount of each Company Restricted Stock Unit is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Restricted Stock Unit.  All grants of Company Restricted Stock Units were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(d)           As of the date of this Agreement, 668,711 shares of Company Common Stock are subject to issuance pursuant to Company Warrants.  Part 3.3(d) of the Disclosure Schedule sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (A) the name of the holder of such Company Warrant; (B) the number of shares of Company Capital Stock subject to such Company Warrant; (C) the per share exercise price (if any) of such Company Warrant; (D) the date on which such Company Warrant was granted; (E) the applicable vesting schedule, if any, and the extent to which such Company Warrant is vested and exercisable; and (F) the date on which such Company Warrant expires.  The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements.  All grants of Company Warrants were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents in accordance with GAAP.

(e)           Except as set forth in this Section 3.3 and Parts 3.3(b), 3.3(c) and 3.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or other securities of the Company; or (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities.

(f)           All outstanding shares of Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4          SEC Filings; Internal Controls and Procedures; Financial Statements.

(a)           The Company and each of its previously publicly reporting Subsidiaries have filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by them, respectively, with the SEC since April 1, 2008, and all amendments thereto (collectively, the “Company SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis (subject to compliance with Rule 12b-25 under the Exchange Act).  The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(c)           The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2010, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 31, 2010. Since March 31, 2010, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; (C) any claim or allegation regarding any of the foregoing; or (D) any change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

(d)           The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(e)           The Company’s auditor has at all times since its retention by the Company to act as its auditor been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f)            Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since April 1, 2008.  The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(g)           As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h)           The Company is in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Global Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since June 17, 2008 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Global Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5          Absence of Changes.  Except as set forth in Part 3.5 of the Disclosure Schedule, since the date of the Company Unaudited Balance Sheet:

(a)           there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c)           none of the Acquired Corporations has : (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Acquired Corporation following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements; or (iii) made capital contributions or otherwise permanently invested cash in any other Acquired Corporation;

(d)           none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or upon the valid settlement of Company Restricted Stock Units); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule or any Company Restricted Stock Unit described in Part 3.3(c) of the Disclosure Schedule; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock unit agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)            there has been no amendment to any of the Charter Documents of any of the Acquired Corporations, and none of the Acquired Corporations has affected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has: (i) entered into, become bound by or permitted any of the assets owned or used by it to become bound by any Company Contract that constitutes a Material Contract (as defined in Section 3.10); or (ii) amended or terminated, waived or exercised any material right or remedy under, any Company Contract that constitutes a Material Contract;

(h)           none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(i)            except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(j)            none of the Acquired Corporations has: (i) made any pledge of any of its assets; or (ii) otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(k)           none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business);

(l)            none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(m)           there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Business Conduct and Ethics;

(n)           none of the Acquired Corporations has changed any of its methods of accounting, accounting practices or accounting policies in any material respect, except as required by GAAP or the SEC;

(o)           none of the Acquired Corporations has changed any internal control over financial reporting that could materially affect, or is reasonably likely to materially affect, the Company's internal control over financial reporting;

(p)           none of the Acquired Corporations has made any material Tax election or entered into a closing agreement to settle a material tax audit or controversy;

(q)           none of the Acquired Corporations has commenced, been served with, received a written notice or, to the Knowledge of the Company, any other communication with respect to or settled any material Legal Proceeding to which it is or was a party, and no event, change or circumstance with respect to any Legal Proceeding has occurred or arisen that requires accrual of liability pursuant to GAAP;

(r)           none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect;

(s)           none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(t)           none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(s)” above.

3.6      Title to Assets.  Each of the Acquired Corporations owns, and has good and valid title to, all assets purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations; and (iii) liens described in Part 3.6 of the Disclosure Schedule.  The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including (A) all assets reflected as leased on the Company Unaudited Balance Sheet, and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations (except for leases that have expired by their terms), and enjoy undisturbed possession of such leased assets. Notwithstanding anything to the contrary in this representation, the only representations with respect to the matters set forth in Sections 3.8 and 3.9 are contained in such representations.

3.7      Receivables; Customers; Inventories; Cash.

(a)           All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 7, 2010, and have not yet been collected): (i) represent obligations of customers of the Acquired Corporations arising in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $1,200,000 in the aggregate).

(b)           Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Company in the fiscal year ended March 31, 2010, or for more than 5% of the consolidated gross revenues of the Company in the Company’s fiscal quarter ended September 30, 2010, and, to the Company’s Knowledge, none of the Acquired Corporations has received any written notice or other communication indicating that any customer listed in Part 3.7(b)(A) of the Disclosure Schedule may cease dealing with any of the Acquired Corporations.

(c)           The inventory of the Acquired Corporations reflected on the Company Unaudited Balance Sheet was, as of October 7, 2010, and the current inventory of each of the Acquired Corporations is, in usable and saleable condition in the ordinary course of business.

(d)           The cash equivalents, short-term and long-term investments of each of the Acquired Corporations are liquid and unimpaired. The Company Unaudited Balance Sheet accurately reflects the fair market value of the cash equivalents, short-term and long-term investments of the Acquired Corporations as of October 7, 2010. None of the cash, cash equivalents, short-term or long-term investments of any of the Acquired Corporations is subject to any restriction or other Encumbrance.  Neither the Company or Acquired Corporations has changed its investment policy nor made any investment inconsistent with its investment policy.

3.8      Real Property; Equipment; Leasehold.

(a)          None of the Acquired Corporations owns any real property. Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete list of each real property lease pursuant to which any of the Acquired Corporations leases real property from any other Person (all real property leased to any of the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to any of the Acquired Corporations, are referred to as the “Leased Real Property.”) and the Company has Made Available copies of all such leases.  The present use and operation of the Leased Real Property by the Acquired Corporations is authorized by, and is in compliance in all material respects with, all zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. There is no Legal Proceeding pending, and to the Knowledge of the Company no Legal Proceeding has been threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property by the Acquired Corporations.  To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Leased Real Property by the Acquired Corporations. None of the Acquired Corporations has granted or is a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person, and there is no Person in possession of or with a right to occupy any of the Leased Real Property other than the Acquired Corporations.

(b)          All material items of equipment and other material tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

3.9      Intellectual Property.

(a)           Part 3.9(a) of the Disclosure Schedule accurately identifies and describes the following:

(i)           In Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has, or purports to have, an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the name of the specific Acquired Corporation that has, or purports to have, the foregoing interest in each such item of Registered IP (it being agreed that the information to be delivered pursuant to this subsection (B) may be provided in a supplement to the Disclosure Schedule within seven (7) days after the date of this Agreement); (C) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (D) all Legal Proceedings or actions before any Governmental Body (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) relating to each item of Registered IP required to be listed in (A) above; (E) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (F) identifies all material Web addresses, Web sites, and domain names that are part of the Company IP.

(ii)           (A) In Part 3.9(a)(ii)(A) of the Disclosure Schedule: all Company Contracts granting a license to any material Intellectual Property Rights or Intellectual Property to any of the Acquired Corporations where such material Intellectual Property Rights or Intellectual Property is either incorporated in a Company Product or is used in the performance, operation, design, development, or manufacturing of a Company Product (the foregoing are collectively referred to as, the “In-bound Licenses”).  (B) The Company has Made Available to Parent an accurate and complete copy of each Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule.  Each such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule is valid and in full force and effect and none of the Acquired Corporations has breached any such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule.  Except as set forth in Part 3.9(a)(ii)(B) of the Disclosure Schedule, each such Company Contract identified, or required to be identified, in Part 3.9(a)(ii)(A) of the Disclosure Schedule, is assignable by the Company in connection with the consummation of the Contemplated Transactions without the consent of any person or other restrictions or limitations on assignment.

(iii)           (A) In Part 3.9(a)(iii)(A) of the Disclosure Schedule: each material Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (x) any Intellectual Property Rights in any of the Company Products, (y) any Company IP that is Registered IP, or (z) any other Intellectual Property that is material to the operation of the business (including the performance, operation, design, development, or manufacturing of any of the Company Products) of any of the Acquired Corporations as currently conducted (for purposes of this Agreement, a covenant not to sue or assert infringement claims shall be deemed to be equivalent to a license) (the foregoing are collectively referred to as, “Out-bound Licenses”).  (B) The Company has Made Available to Parent an accurate and complete copy of each Company Contract identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule.  Except as set forth in Part 3.9(a)(iii)(B) of the Disclosure Schedule and identified as applicable to subpart (1) or, (2) as follows: (1) none of such Company Contracts identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule, grants any Person exclusive rights in any Company Product or Company IP, and (2) each such Company Contract identified, or required to be identified, in Part 3.9(a)(iii)(A) of the Disclosure Schedule, is assignable by Company in connection with the consummation of the Contemplated Transactions without the consent of any person or other restrictions or limitations on assignment.

(b)           The Company has Made Available to Parent a complete and accurate copy of each standard form of the following Company Contracts: (i) any Contract or terms and conditions for the sale, lease, license or provisioning of any Company Product (in connection with quotations, purchase orders, purchase order acknowledgments, invoices or otherwise); (ii) any purchase or supply Contract for the sale to any of the Acquired Corporations of any part or component of any Company Product; (iii) any reseller, sales representative or distribution Contract for the sale or distribution of any Company Product; (iv) any Contract with any Company Associate containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (v) any consulting or independent contractor Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or pertaining to the design or development of any Company Product.

(c)           The Acquired Corporations exclusively own all right, title and interest to and in any material Company IP (other than (A) Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations, as identified in Part 3.9(a)(ii)(A) of the Disclosure Schedule, and (B) any commercially available third-party software that is licensed to any of the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive internal use software license) free and clear of any Encumbrances (for purposes of clarity, not including licenses granted in the Out-bound Licenses pursuant to the Contracts listed in Part 3.9(a)(iii)(A) of the Disclosure Schedule and standard form Company Contracts in the standard form(s) Made Available under Section 3.9(b)). Without limiting the generality of the foregoing:

(i)           All documents and instruments necessary to perfect the rights of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii)           Each former or current Company Associate who is or was involved in the creation or development of any Company IP used in any Company Product, or used in the performance, operation, design, development, or manufacturing of any Company Product, has signed a valid and enforceable agreement containing (A) an assignment of Intellectual Property Rights to the Acquired Corporation for which such Company Associate is or was an employee or independent contractor, and (B) confidentiality provisions protecting the Company IP.  No Company Associate or any other Person has any “moral rights” in or to any Company IP used in any Company Product that has not otherwise been waived to the extent permitted by applicable Legal Requirements.  To the Knowledge of the Company, no current Company Associate is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)          The Acquired Corporations own or otherwise have valid licenses to, and except as set forth in Part 3.9(a)(ii)(B) of the Disclosure Schedule, immediately after the Closing the Surviving Corporation will, and after the consummation of all of the Contemplated Transactions the Merger Sub II will, continue to have, all material Intellectual Property Rights needed to design, develop, manufacture, maintain, market and/or sell the Company Products and/or needed for the performance or operation of any Company Product.

(iv)          No former or current Company Associate and no current or former shareholder, officer, or director of the Acquired Corporations has any claim, right (whether or not currently exercisable), or interest to or in any Company IP used in any Company Product or used in the performance, operation, design, development, or manufacturing of any Company Product.

(v)           Except as set forth in Part 3.9(c)(v) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision or any settlement, Legal Proceeding, Order or stipulation that in any way limits or restricts, or would limit or restrict, the ability of the Acquired Corporations to exploit, use, transfer, license,  or exploit any Company IP, compete or engage in any kind of business, anywhere in the world, or, except for those licenses granted in the Out-Bound Licenses, assert or enforce any Company IP against any Person.

(vi)          No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP used in any Company Product.

(vii)         The Acquired Corporations have taken commercially reasonable steps to maintain the confidentiality of all material Company IP held by the Acquired Corporations, or purported to be held by the Acquired Corporations, as a trade secret.

(viii)        None of the Acquired Corporations is or ever was a member or promoter of, or a contributor to, any industry standard body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(ix)          Except as set forth in the Part 3.9(c)(ix) of the Disclosure Schedule, none of the Acquired Corporations has transferred ownership of any item of Company IP incorporated in any Company Product, or otherwise used in the performance, operation, design, development, or manufacturing of any Company Product, to any other Person.

(d)           All Company IP (other than pending applications) is valid, subsisting and enforceable.  Without limiting the generality of the foregoing: (i) Each item of Company IP that is Registered IP is and at all times has been in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to obtain and maintain such item of Company IP in full force and effect have been made by the applicable deadline; (ii) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP, in each case that is material to the business of any of the Acquired Corporations, has been abandoned or allowed to lapse (other than in response to a rejection by a Governmental Body), and all documents and instruments necessary to perfect the rights of the Acquired Corporations in such item of material Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body; (iii) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is  pending or, to the Knowledge of the Company, threatened,  in which the scope, validity or enforceability of any material Company IP is being or could reasonably be expected to be, contested or challenged; and (iv) to the Knowledge of the Company there is no basis for a claim that could reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any material Registered IP that is owned by the Acquired Corporations and material to the business of the Acquired Corporations, as currently conducted is invalid or unenforceable.

(e)           Except as set forth in Part 3.9(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) except as set forth in Section 3.9(a)(iii)(B) of the Disclosure Schedule, a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 3.9(a)(ii)(A) of the Disclosure Schedule or any other Company Contract that constitutes a Material Contract relating to any material Company IP; (iv) the release, disclosure or delivery of any material Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any license or other right with respect to any Intellectual Property Right or Intellectual Property owned or controlled by Parent or any of Parent’s Subsidiaries; or (vi) any restriction on pursuing any claim or enforcing any material Company IP in any Company Product or any Company IP used in the performance, operation, design, development, or manufacturing of any Company Product. All Company IP that is owned or purported to be owned by the Acquired Corporations is and after the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will be fully transferable, alienable and licensable without restriction (subject to licenses previously granted in the Out-Bound Licenses) and without any payment of any kind to any Person.

(f)           To the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, (i) any material Company IP incorporated in any Company Product, or otherwise used in the performance, operation, design, development, or manufacturing of any Company Product, or (ii) any other material Company IP in any manner that might have a Company Material Adverse Effect. The Company has Made Available to the Parent a complete and accurate copy of each letter or other written electronic communication or correspondence that has been sent or otherwise delivered by any of the Acquired Corporations since April 1, 2008 alleging infringement or misappropriation of any Company IP, where such alleged infringement or misappropriation, if true, could reasonably be expected to have a Company Material Adverse Effect.  Part 3.9(f) of the Disclosure Schedule provides a brief description of the current status of the matter referred to in each such letter, communication or correspondence.

(g)           Except as set forth on Part 3.9(g) of the Disclosure Schedule, none of the Acquired Corporations, nor any of the Company Products, has since January 1, 2007 infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, has since January 1, 2007 been threatened in writing, against: (i) any of the Acquired Corporations; or (ii) any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(h)           Except as set forth in Part 3.9(h) of the Disclosure Schedule and except for the Acquired Corporations’ obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products or products, software or components incorporated therein that are contained in Company Contracts entered into in the ordinary course of business, none of the Acquired Corporations has assumed, or agreed in writing to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (in each case where such obligation is extant as of the date of this Agreement).

(i)           No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations that is material to the business of the Acquired Corporations (but not including any commercially available third-party software that is licensed to any of the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive shrink wrap internal use software license) as currently conducted and currently planned by the Acquired Corporations to be conducted is pending or, to the Knowledge of the Company, has been threatened.

(j)           No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)          Except as set forth in Part 3.9(k) of the Disclosure Schedule: (i) no source code for any Company Product has been delivered, licensed or made available by the Acquired Corporations or any of their authorized licensees or designees (other than immaterial portions of source code provided for integration or interface purposes, including in conjunction with software development kits (SDKs)) to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations; (ii) none of the Acquired Corporations is under any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure pursuant to an arrangement or obligation described above of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee or consultant of the Acquired Corporations.

(l)           Except as set forth in Part 3.9(l) of the Disclosure Schedule, no Company Product (including any component thereof) or other Company Software used in the performance or operation of any Company Product, is subject to any Open Source License that by its terms (i) requires, or conditions the use or distribution of such Company Product or Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Product or other Company Software used in the performance or operation of any Company Product, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Product or Company Software. If any item of Company Product or other Company Software used in the performance or operation of any Company Product, is subject to an Open Source License, then Part 3.9(l) of the Disclosure Schedule shall accurately set forth for each such item the Company Software that is subject to each such Open Source License and the specific version of such Open Source License. To the extent any such Company Product or other Company Software used in the performance or operation of any Company Product is subject to an Open Source License, the Acquired Corporations have complied with such Open Source License.

(m)          Each of the Acquired Corporations has complied with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and the consummation of the Offer, the Mergers, or any of the other Contemplated Transactions will not, and could not reasonably be expected to result in, any violation of Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.  Since January 1, 2007, no claims have been asserted or, to the Knowledge of the Company, threatened in writing against any of the Acquired Corporations by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such laws, regulations, rules, policies or procedures.  No investigation relating to the privacy of any information held by any of the Acquired Corporations or data security practices of any of the Acquired Corporations is, to the Knowledge of the Company, being conducted by any Governmental Body and no such investigation could reasonably be expected to be conducted by any Government Body. With respect to all Personal Data gathered or accessed in the course of the businesses of the Acquired Corporations, the Acquired Corporations, since January 1, 2007,  have taken commercially reasonable steps consistent with industry practice (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) and designed to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  Since January 1, 2007, there has been no data security breach of any computer systems or networks utilized in the operation of the business of the Acquired Corporations, or unauthorized use of any Personal Data owned, used, stored or controlled by or on behalf of the Acquired Corporations.

(n)           (A) Except as set forth in Part 3.9(n)(A) of the Disclosure Schedule, each Company Product sold, leased, licensed, delivered, installed, provided, otherwise made available or supported by any of the Acquired Corporations or accepted by any customer of any of the Acquired Corporations conformed and complied in all material respects with the terms and requirements of any applicable warranty or other contractual requirement, and with all applicable Legal Requirements except for any nonconformance or noncompliance that has not had and could not reasonably be expected to have any adverse material effect on such Company Product or the operation or performance thereof.  The Acquired Corporations have policies and procedures for tracking design defects, bugs, errors, manufacturing or construction defects or other defects or deficiencies relating to any Company Products of which it becomes aware, and maintains a database(s) covering the foregoing.  (B) Except as set forth in Part 3.9(n)(B) of the Disclosure Schedule, since January 1, 2007, no customer or other Person has asserted or threatened in writing to assert any material claim against any of the Acquired Corporations: (i) under or based upon any warranty or material representation provided by or on behalf of any of the Acquired Corporations with any Company Product; or (ii) relating to any services performed by any of the Acquired Corporations. Since January 1, 2007, no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the assertion of any such claim. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body.  Except as set forth in Part 3.9(n)(A) of the Disclosure Schedule, none of the Company Products is subject to, and none of the Acquired Corporations is bound by, any Contract that limits or restricts the ability of any of the Acquired Corporations to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.10    Contracts.

(a)           Part 3.10 of the Disclosure Schedule identifies each currently effective Company Contract (each a “Material Contract”) that constitutes:

(i)           any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant (other than (1) offer letters with employees providing for “at will” employment in the form used by any of the Acquired Corporations in the ordinary course of business and (2) employment agreements or independent contractor agreements with Company Associates located in foreign jurisdictions that do not substantively deviate from the  applicable Acquired Corporation’s standard form of such agreements); (B) pursuant to which any of the Acquired Corporations is or could reasonably be expected to become obligated to (w) make any severance, termination or similar payment to any current (or to the extent payments are being made under such Contract, former) Company Associate (other than statutory payments required by applicable law), (x) provide extended health benefits (other than COBRA for a period of up to 90 days following termination of employment) following the termination of employment of (or other relationship with) any Company Associate, (y) extend the post-termination exercise period of any Company Option beyond the period set forth in the applicable Company Equity Plan, or (z) provide any other benefit to a Company Associate upon termination (with or without cause) of such Company Associate’s employment or other relationship (other than statutory benefits required by applicable law); (C) any of the benefits of which may be increased, or the vesting of benefits of which may be accelerated, by the occurrence of the Offer or the Mergers or any of the other Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions; or (D) pursuant to which any Company Associate has an annual base salary equal to or greater than $200,000;

(ii)          any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii)         any Contract relating to the disposition or acquisition by any of the Acquired Corporations of a business unit or material amount of assets outside the ordinary course of business;

(iv)          any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.4(a));

(v)           any Contract imposing any restriction on the right or ability of any of the Acquired Corporations: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor (other than customary no-hire restrictions contained in third party contract services agreements); (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to bring any claim or enforce any Intellectual Property Right against any Person;

(vi)          any Contract (other than Contracts evidencing Company Options or Company Restricted Stock Units): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii)         any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) an Acquired Corporation’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business; and (C) an Acquired Corporations’ obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii)       any Contract containing “standstill” or similar provisions;

(ix)          any Contract relating to any currency hedging, swap or other financial derivative, material credit facility, outstanding letter of credit or bank guarantee;

(x)           any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xi)          any Contract that contemplates or involves the payment or delivery of cash or other consideration by the Acquired Corporations, after the date of this Agreement, for products, services or other matters, in an amount or having a value in excess of $500,000 in the aggregate;

(xii)        any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(xiii)       any Contract containing any support, maintenance or service obligations on the part of any of the Acquired Corporations where the aggregate fees and other amounts paid or payable to the Acquired Corporation for such support, maintenance or services exceed $150,000 on an annual basis, other than (A) those obligations that are terminable by the Acquired Corporation on no more than 60 days’ notice without liability or financial obligation to the Acquired Corporation or (B) purchase orders with end users entered into in the ordinary course of business and consistent with past practice

(xiv)        any agreement between any of the Acquired Corporations and any of the parties set forth on Part 3.10(xiv) of the Disclosure Schedule; and

(xv)         any other Contract, if a breach or termination of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

(b)           The Company has Made Available to Parent an accurate and complete copy of each currently effective Company Contract that constitutes a Material Contract.  To the Knowledge of the Company, there are no agreements, understandings, arrangements or courses of dealing between any of the Acquired Corporations and any third party, written or oral, explicit or implicit, that could result in any Material Contract.

(c)           Each currently effective Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable against the applicable Acquired Corporation (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except in each case for such failures to be valid and in full force and effect and enforceable that individually or in the aggregate do not have a Company Material Adverse Effect, and subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)           Except as set forth in Part 3.10(d) of the Disclosure Schedule:  (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to:  (A) result in a violation or breach of any of the provisions of any Company Contract, including without limitation any contract containing a most-favored nation MFN (“MFN”) or similar provision; (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Company Contract; or (C) trigger any existing MFN provision in any Company Contract; and (iv) none of the Acquired Corporations has received any written notice from another party to a Material Contract asserting that any of the Acquired Corporations is in breach of or default under any such Material Contract; except in each case for such violations, breaches, defaults, etc. that individually or in the aggregate do not have a Company Material Adverse Effect.

3.11    Liabilities.  The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Company Unaudited Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts provided to Parent prior to the date of this Agreement, in each case, other than with respect to any liability of any of the Acquired Corporations for breach or default (d) liabilities described in Part 3.11 of the Disclosure Schedule.

3.12    Compliance with Legal Requirements.  Each of the Acquired Corporations is, and has at all times since April 1, 2008 been, in compliance in all material respects with all applicable Legal Requirements.  Since June 17, 2008, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication (written or otherwise) from any Governmental Body or other Person or otherwise obtained Knowledge regarding any actual or possible violation of, inquiry or investigation relating to or failure of any of the Acquired Corporations, or any of their respective Representatives, to comply with any Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing except for such as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13    Certain Business Practices; Export Compliance.

(a)           Neither the Acquired Corporations nor, to the Knowledge of the Company any director, officer, other employee or agent of any of the Acquired Corporations has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) made, accepted or received any other unlawful contribution, payment, expenditure or gift; or (iv) violated or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations, embargo regulations or similar Legal Requirement.  Each of the Acquired Corporations has established reasonable internal controls and procedures to ensure compliance with the FCPA.

(b)           Except as set forth in Part 3.13(b) of the Disclosure Schedule, each of the Acquired Corporations has at all times been in compliance in all material respects with all Legal Requirements, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, copyrighted material, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, copyrighted material, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of software, copyrighted material, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology, copyrighted material, or software; (v) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (vi) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States.  Without limiting the foregoing: (A) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against any of the Acquired Corporations with respect to any of the Acquired Corporations’ import, export or re-export transactions; and (B) there are no actions, conditions or circumstances pertaining to the Acquired Corporations’ import, export or re-export transactions that could reasonably be expected to give rise to any future claims against any of the Acquired Corporations (including investigations of or voluntary disclosures by any of the Acquired Corporations).

3.14    Governmental Authorizations.

(a)           Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable it to conduct its respective businesses in the manner in which such businesses are currently being conducted.  All such Governmental Authorizations are valid and in full force and effect. Each of the Acquired Corporations is, and at all times since April 1, 2008 has been, in compliance with the terms and requirements of such Governmental Authorizations.  Since April 1, 2008, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.  No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

(b)           Part 3.14(b) of the Disclosure Schedule describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.  Each of the Acquired Corporations is in full compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.14(b) of the Disclosure Schedule.  Neither the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions, does or will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.14(b) of the Disclosure Schedule.

3.15    Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the Acquired Corporations on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, true and correct in all material respects and prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes shown on the Company Returns to be due, and all other material Taxes required to be paid by the Acquired Corporations whether or not required to be shown on a Company Return, on or before the Closing Date have been or will be paid on or before the Closing Date. Each of the Acquired Corporations has timely withheld and timely paid all material Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person and timely paid over such withheld Taxes to the appropriate Governmental Body.  There are no material unsatisfied liabilities of any of the Acquired Corporations with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Unaudited Balance Sheet).

(b)           The Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes of the Acquired Corporations with respect to all periods through the date of this Agreement in accordance with GAAP, except for liabilities for Taxes incurred since the date of the Company Unaudited Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Company Unaudited Balance Sheet. No material Taxes have been incurred since the date of the Company Unaudited Balance Sheet other than in the ordinary course of business of the Acquired Corporations.

(c)           No extension or waiver of the limitation period applicable to any of the Company Returns is currently in effect and no such extension or waiver has been requested from any of the Acquired Corporations.  No audit or other examination of any material Tax Return of the Acquired Corporations is in progress as of the date hereof, and none of the Acquired Corporations has received any written notice or other written communication of any request for such an audit or other examination.

(d)           No deficiency for any material Tax has been asserted, proposed, assessed or, to the Company’s Knowledge, threatened by any Governmental Body against any of the Acquired Corporations which has not been satisfied by payment, finally settled or is currently being contested in good faith and for which adequate reserves in accordance with generally accepted accounting principles are reflected in the Company Unaudited Balance Sheet.  No claim or Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, has been threatened against or with respect to any of the Acquired Corporations.  There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e)           None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(f)           Part 3.15(f)(i) of the Disclosure Schedule sets forth each country or state (or similar jurisdiction outside the United States) in which any of the Acquired Corporations  files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.  Part 3.15(f)(ii) of the Disclosure Schedule sets forth all countries in which any of the Acquired Corporations has a permanent establishment (as such may be defined in an applicable treaty with the United States) or operates or conducts business through a branch. No written claim has ever been received by any of the Acquired Corporations from any Governmental Body in a jurisdiction where the Acquired Corporation does not file a Tax Return that the Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in a material Tax obligation.

(g)           There are no agreements relating to allocating or sharing of Taxes to which any of the Acquired Corporations is a party.

(h)           None of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)           None of the Acquired Corporations has any liability for the Taxes of any Person (other than any of the Acquired Corporations) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

(j)           The Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns and all other material Tax Returns of the Acquired Corporations for all Tax years or other applicable periods ending after January 1, 2007  The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)          None of the Acquired Corporations has consummated or participated in, and is not currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  None of the Acquired Corporations  has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l)            None of the Acquired Corporations owns any material interest in an entity that is characterized as a partnership for federal income Tax purposes. Part 3.15(m) of the Disclosure Schedule lists the U.S. federal income tax classification of each Acquired Corporation organized outside the U.S.

(m)          The Company is not a party to a gain recognition agreement under Section 367 of the Code.  None of the Acquired Corporations has received a Tax ruling from any Governmental Body or entered into any closing agreement under Section 7121 of the Code (or any corresponding or similar provisions of state, local or foreign Tax law) with respect to any Tax year.

(n)           None of the transactions among any of the Acquired Corporations is subject to any material adjustment, apportionment, allocation or recharacterization under Section 482 of the Code or any similar federal, state or local or foreign rule or regulation, and all of such transactions have been effected in all material respects on an arm’s length basis. The Company has Made Available to Parent all intercompany agreements or descriptions thereof (whether or not in writing) relating to transfer pricing.

(o)           None of the Acquired Corporations has taken any action that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.16    Employee and Labor Matters; Benefit Plans.

(a)           The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of current Company Associates.

(b)           To the Knowledge of the Company, no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of any of the Acquired Corporations or, following the Merger, Parent or any of its Subsidiaries except such agreements as are required in connection with employment by the Acquired Corporations.

(c)           Except as set forth in Part 3.16(c) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by any of the Acquired Corporations.  There are no activities or proceedings of any labor union to organize any employees.  There is no labor dispute, strike or work stoppage pending against any of the Acquired Corporations or, to the Knowledge of the Company, threatened or reasonably anticipated that could interfere materially with the business activities of any of the Acquired Corporations. None of the Acquired Corporations has committed any unfair labor practice in connection with the operation of its business that could reasonably be expected to result in a material liability to any of the Acquired Corporations.  There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to result in a material liability to any of the Acquired Corporations.  None of the Acquired Corporations has incurred any liability or obligation under the WARN Act that remains unsatisfied, and no termination prior to the Effective Time shall result in any unsatisfied liability or obligation under the WARN Act.  No employee of any of the Acquired Corporations has experienced an employment loss, as defined by the WARN Act, within ninety (90) days prior to the date of this Agreement.  None of the Acquired Corporations is subject to any foreign works council or similar labor relations body.  The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any agreement with a foreign works council or require any of the Acquired Corporations to consult with any foreign works council or similar labor relations body.

(d)           To the Knowledge of the Company, each current Company Associate performing services for any of the Acquired Corporations in a capacity other than as a common law employee (an “Independent Contractor”) has been properly characterized as such, except as could not reasonably be expected to result in a material liability to any of the Acquired Corporations or the disqualification or other loss of favorable tax status of any Company Employee Plan or Company Foreign Plan.  Except as set forth in Part 3.16(d) of the Disclosure Schedule, none of the Acquired Corporations has employed or retained any temporary or “leased” employees (as that term is defined in Section 414(n) of the Code) during the three (3) year period preceding the date hereof.

(e)           Part 3.16(e) of the Disclosure Schedule contains an accurate and complete list, by country and as of the date of this Agreement, of each Company Employee Plan, Company Foreign Plan and each Company Employee Agreement; provided, however, that solely for purposes of this Section 3.16(e), the Company shall not be required to list Company Employee Agreements for employees employed outside of the United States as long as such agreements contain only standard terms.  For the avoidance of doubt, any Company Employee Agreement for employees employed in jurisdictions outside of the United States that (i) contains non-standard terms, (ii) provides for accelerated vesting of equity or (iii) contains any severance obligations in excess of the statutory minimum payments required by local law shall be required to be listed on Schedule 3.16(e).

(f)           The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, each Company Foreign Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents, each as in effect as of the date hereof; (ii) the three most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan and Company Foreign Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan and Company Foreign Plan assets, if any, for each Company Employee Plan and Company Foreign Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan and Company Foreign Plan; (v) all material written Contracts relating to each Company Employee Plan and Company Foreign Plan in effect as of the date hereof, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Associate relating to any Company Employee Plan and Company Foreign Plan and any proposed Company Employee Plan and Company Foreign Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events since the dates of those materials posted in the virtual data room as of December 20, 2010. that could reasonably be expected to result in any material liability to the Company or any Company Affiliate; (vii) all material correspondence to or from any Governmental Body relating to any Company Employee Plan and Company Foreign Plan; (viii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries in each Company Employee Plan and Company Foreign Plan.

(g)           The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Foreign Plan.  Each Company Employee Plan and each Company Foreign Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements.  No material oral or written representation or commitment with respect to any Company Employee Plan or Company Foreign Plan has been made to any employee of the Company or a Company Affiliate by an authorized employee of the Company or a Company Affiliate that is not materially in accordance with the written or otherwise preexisting terms of such Company Employee Plan or Company Foreign Plan and that could reasonably be expected to result in material liability to the Company and/or Company Affiliates.  Any Company Pension Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Pension Plan.  Neither Company nor any Company Affiliate has incurred any material penalty or tax with respect to any Company Employee Plan under Sections 406 or 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. The Company and each of the Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Foreign Plan.  There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or Company Foreign Plan or against the assets of any Company Employee Plan or Company Foreign Plan.

(h)           Each Company Employee Plan and Company Foreign Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan or Company Foreign Plan.

(i)            Neither the Company nor any Company Affiliate has at any time maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

(j)           The fair market value of the assets of each funded Company Foreign Plan, the liability of each insurer for any Company Foreign Plan funded through insurance, or the book reserve established for any Company Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in each such Company Foreign Plan or any shortfall is fully recognized as a book reserve (except where failure to reserve would not be material), each as determined according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under each such Company Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be materially less than such benefit obligations except to the extent otherwise permitted by the applicable Legal Requirements or the terms of the relevant Company Foreign Plan. There are no material liabilities of any of the Acquired Corporations with respect to any Company Employee Plan or Company Foreign Plan that are not properly accrued and reflected in the financial statements of the Acquired Corporations in accordance with the GAAP applicable under the relevant local Legal Requirements.

(k)           Except as set forth in Part 3.16(k) of the Disclosure Schedule, no Company Employee Plan, Company Foreign Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company and Company Affiliates to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to the Company and/or Company Affiliates, to the Knowledge of the Company, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(l)           Except as set forth in Part 3.16(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Offer or the Mergers or any of the other Contemplated Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Foreign Plan, Company Employee Agreement or other Company Contract, trust or loan that may result (either alone or in connection with any other circumstance or event) in or give rise directly or indirectly to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) limit or restrict the right of any of the Acquired Corporations to merge, amend or terminate any of the Company Employee Plans, Company Foreign Plans or Company Employee Agreements; or (iii) any payment under any agreement with a works council or require any of the Acquired Corporations to consult with any works council or similar labor relations body.

(m)          Except as set forth in Part 3.16(m) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, employee safety and health, classification of employees, immigration status, in each case, with respect to Company Associates; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice); and (v) is not subject to any foreign works’ council or similar labor body.  There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy with the exception of ordinary course claims for benefits.

(n)           Except as set forth in Part 3.16(n) of the Disclosure Schedule, the services provided by each of the employee of the Acquired Corporations based in the United States are terminable at the will of the Company without any severance or other payments owed to such employee in connection with such termination.  Except as set forth in Part 3.16(n) of the Disclosure Schedule, the services provided by each of the employee of the Acquired Corporations based outside of the United States are terminable at the will of the Company without any severance or other payments owed to such employee in connection with such termination, except as may be required by local statute or law.

(o)           Except as set forth in Part 3.16(o) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) or 404 of the Code (or any comparable provision under state or foreign Tax laws).  The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(p)           To the Knowledge of the Company, no Company Associate is obligated under any Contract or subject to any Order of any court or other Governmental Body that would interfere with such Company Associate’s efforts to promote the interests of the Company or the interests of the Parent or any of its Subsidiaries following the Offer or the Mergers or that would interfere with the businesses of the Company or any Company Affiliate or the business of Parent or any of its Subsidiaries following the Offer or the Mergers. None of: (i) the execution and delivery of this Agreement or the Shareholder Agreements, (ii) the carrying on of the business of the Company or any Company Affiliate or the business of the Parent or any of its Subsidiaries following the Offer or the Mergers, and (iii) any activity of any Company Associate in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted or the business of Parent or any of its Subsidiaries following the Offer or the Mergers will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under, any Contract by which any Company Associate is now bound.

(q)           There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than routine travel advances made to employees in the ordinary course of business.

(r)           To the Knowledge of the Company, no executive officer of any of the Acquired Corporations or other employee at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with any of the Acquired Corporations; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with any of the Acquired Corporations’ business.

(s)           With respect to each Company Employee Plan and Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(l) of the Code), (i) except as set forth in Part 3.15(m) of the Disclosure Schedule, such plan or arrangement has been operated since January 1, 2007 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement materially conform to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2007 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  Except as determined in connection with the Company’s voluntary stock option review described in the Company SEC Documents, no option or other award to purchase securities of the Company (whether currently outstanding or previously exercised) is, has been or would reasonably be, as applicable, subject to any tax, penalty or interest under 409A of the Code.  None of the Acquired Corporations has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

3.17    Environmental Matters.  Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws; and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof except for such permits and other Governmental Authorizations the failure of which to have would not, individually or in the aggregate, result in a Company Material Adverse Effect. To the Knowledge of the Company: (i) all Leased Real Property and any other property that is or was controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is (or when controlled or used by the Acquired Corporation, was) free of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature; (ii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains (or when controlled or used by the Acquired Corporation, contained) any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains (or when controlled or used by the Acquired Corporation, contained) any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released.  To the Knowledge of the Company, none of the Acquired Corporations has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

3.18    Insurance.  The Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of any of the Acquired Corporations. Each of such insurance policies is in full force and effect.  Since April 1, 2008, none of the Acquired Corporations has received any (a) written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy.  There is no pending workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Corporations. Except as set forth in Part 3.18 of the Disclosure Schedule, with respect to each Legal Proceeding that has been filed against any of the Acquired Corporations, the applicable Acquired Corporation has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and, no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Acquired Corporation of its intent to do so.

3.19    Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since March 31, 2010, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Part 3.19 of the Disclosure Schedule identifies each Person who is (or who may be deemed to be, in the Company’s reasonable judgment, an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

3.20    Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.20(a) of the Disclosure Schedule, there is no pending material Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Mergers or any of the other Contemplated Transactions.  To the Knowledge of the Company, none of the Legal Proceedings required to be identified in Part 3.20(a) of the Disclosure Schedule has had or, if adversely determined, could reasonably be expected to have or result in a Company Material Adverse Effect.  To the Knowledge of the Company, no event or action has occurred, and no claim, assertion, allegation, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.  The Company has established reasonable internal controls and procedures regarding appropriate retention of documents relevant to pending and threatened Legal Proceedings involving any of the Acquired Corporations.

(b)           There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Corporations.

3.21    Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement.  The Company has the right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Mergers and this Agreement are advisable and fair to and in the best interests of the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Mergers; (c) unanimously resolved to recommend that shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and to the extent necessary, adopt this Agreement; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Offer or the Mergers or any of the other Contemplated Transactions.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The board of directors of the Company has taken all action necessary so that no “fair price,” “moratorium,” “business combination,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Body are, or will be, applicable to the execution, delivery and performance of this Agreement and the Shareholder Agreements and to the consummation of the Offer or the Mergers and the other Contemplated Transactions or by the Shareholder Agreements.

3.22    No Discussions.  As of the date of this Agreement, neither the Company nor any Representative of the Company is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.  Since January 1, 2010, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

3.23    Vote Required.  If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement, approve the Mergers or consummate any of the other Contemplated Transactions; provided, however, that if the Company seeks shareholder approval of the Merger after Acquisition Sub acquires more than 50% of the voting power of the Company, then this Agreement and the Agreement of Merger must comply with Section 1101 of the CGCL (the “Required Company Shareholder Vote”).

3.24    Non-Contravention; Consents.  Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Shareholder Agreements, nor (2) the consummation of the Offer, the Mergers or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Charter Documents of any of the Acquired Corporations;

(b)           contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any such Company Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of any such Company Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations); or

(f)           result in the transfer of any material asset of any of the Acquired Corporations to any Person.

None of the Acquired Corporations, is, nor will it be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Shareholder Agreements or (z) the consummation of the Offer, the Mergers or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the CGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust or competition-related Legal Requirement and by Nasdaq Listing Rules.

3.25    Fairness Opinion.  The Company’s board of directors has received the written opinion of William Blair and Company (“Blair”), financial advisor to the Company, dated December 22, 2010, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, each of the Per Share Cash Election Consideration, the Per Share Stock Consideration and the Per Share Consideration is fair, from a financial point of view, to the shareholders of the Company. The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.

3.26    Financial Advisor.  Except for Blair, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.  The Company has Made Available to Parent accurate and complete copies of all agreements under which any fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Blair.

3.27    Disclosure.  To the Knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the certificate referred to in clause “(e)” of Exhibit B will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC, at the time the Offer Documents and the Schedule 14D-9 are mailed to shareholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

Section 4.  Representations and Warranties of Parent and Acquisition Sub

Parent and Acquisition Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 4 is subject to the disclosures in the Parent SEC Documents on file with the SEC as of the date of this Agreement to the extent that the relevance of such disclosures to a particular representation and warranty below is readily apparent on the face of such disclosure, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature):

4.1      Due Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

4.2      Capitalization.  The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock.  As of December 20, 2010, (i) 106,067,929 shares of Parent Common Stock were issued and outstanding; (ii) 6,354,060 shares of Parent Common Stock are subject to issuance pursuant to outstanding equity awards; and (iii) 11,263,971 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under Parent’s stock incentive plans.  The shares of Parent Common Stock to be issued in the Offer and the Mergers will be duly authorized, validly issued, fully paid and nonassessable.

4.3      SEC Filings; Financial Statements.

(a)           Parent has filed with the SEC all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2008, and all amendments thereto (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis.  Parent has Made Available to the Company accurate and complete copies of each Parent SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b)           The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents, there have been no deficiencies or weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by Parent and its consolidated Subsidiaries.

4.4      Authority; Binding Nature of Agreement.  Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.5      No Vote Required.  No vote of the holders of Parent Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Offer or the Mergers.

4.6           Non-Contravention; Consents.  Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Acquisition Sub of the Offer or the Mergers will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Acquisition Sub; or (b) result in a violation by Parent or Acquisition Sub of any Legal Requirement or Order to which Parent or Acquisition Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to purchase and pay for shares of Company Common Stock validly tendered pursuant to the Offer. Except as may be required by the Securities Act, the Exchange Act, the CGCL, the HSR Act, any foreign antitrust or competition-related Legal Requirement and the Nasdaq Listing Rules, neither Parent nor Acquisition Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body prior to the Effective Time in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Offer or the Mergers or any of the other Contemplated Transactions.

4.7           Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC or at the time the Offer Documents and the Schedule 14D-9 are mailed to the shareholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Registration Statement, the Post-Effective Amendment or the Offer Documents.

4.8           Funds.  Parent or Acquisition Sub will have, at the Acceptance Time, sufficient funds available to satisfy the obligation to pay the Per Share Cash Election Consideration for each Share validly tendered (and not withdrawn) in the Offer, and Parent or Acquisition Sub will have, at the Effective Time, sufficient funds available to satisfy the obligation to pay the Cash Component for each share of Company Common Stock that is converted into the right to receive the Per Share Consideration pursuant to Section 2.5(a)(iii) in connection with the Merger.

4.9           Reorganization Treatment.  Neither Parent nor any of its Subsidiaries, including Acquisition Sub, has taken or has agreed to take any action that could be reasonably expected to prevent the Merger, taken together with the Offer and the Second Merger, from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 5.  Certain Covenants of the Acquired Corporations

5.1           Access and Investigation.  During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Acquired Corporations shall, and shall cause the Representatives of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer of the Company and other officers of the Acquired Corporations responsible for the Acquired Corporations’ financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto following the Effective Time. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Acquired Corporations shall promptly provide Parent with copies of:

(i)           all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including, if otherwise prepared by the Acquired Corporations, copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows;

(ii)          any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii)         any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of any of the Acquired Corporations to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Corporations by any party to any Company Contract that constitutes a Material Contract;

(iv)         any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Mergers or any of the other Contemplated Transactions; and

(v)           any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b)          Without limiting the effect of any of the Acquired Corporations’ other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body, the Company shall consult with Parent regarding, and wherever practicable allow Parent a reasonable time to review and comment on, the proposed content of such document.

5.2          Operation of the Acquired Corporations’ Business.  Except as set forth in Part 5.2 of the Disclosure Schedule:

(a)           During the Pre-Closing Period: (i) each of the Acquired Corporations shall conduct its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) each of the Acquired Corporations  shall use its reasonable best efforts to preserve intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the Acquired Corporation; (iii) each of the Acquired Corporations  shall keep in full force all insurance policies referred to in Section 3.18 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Offer or the Mergers or any of the other Contemplated Transactions.

(b)           During the Pre-Closing Period, none of the Acquired Corporations  shall (without the prior written consent of Parent):

(i)           declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock, make capital contributions or otherwise permanently invest cash in any Acquired Corporation or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Acquired Corporations following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;

(ii)           sell, issue, grant, deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants or the valid settlement of Company Restricted Stock Units outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any non-officer employee of the Acquired Corporations  (x) Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans, in each case only in connection with the hiring of such employee during the Pre-Closing Period, provided that any such award grants made to newly-hired employees of the Acquired Corporations shall not exceed options to acquire 25,000 Company Shares to any individual or 300,000 Company Shares in the aggregate;

(iii)          amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option, Company Restricted Stock Unit, or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and disclosed in writing to Parent;

(iv)         amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)          form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)         make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations does not exceed $250,000 in the aggregate);

(vii)        other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii)       grant any exclusive license or right with respect to any Company IP;

(ix)          enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following either Merger any actual or potential right or license to any Intellectual Property Right owned as of the date of this Agreement by the Company or Parent;

(x)           enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting any of the Acquired Corporations to, any non-competition, exclusivity or other material restriction on the operation of the business of the Acquired Corporations or Parent;

(xi)          other than on the ordinary course of business consistent with past practices, enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract providing for future purchases of components, supplies or finished goods from any Person providing contract manufacturing or other component manufacturing or aggregation services;

(xii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Acquired Corporations in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xiii)        other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiv)       make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Acquired Corporations;

(xv)        permit any cash, cash equivalents, short-term investments or long-term investments of the Acquired Corporations to become subject to any Encumbrance;

(xvi)        lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract;

(xvii)      establish, adopt, enter into or amend or take any action to cause the acceleration of any equity award under any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees, enter into any new or amend any existing severance agreements,  (except that the Company: (A) may amend the Company Employee Plans or Company Employee Agreements to the extent required by Section 409A of the Code and other applicable Legal Requirements; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans and Company Employee Agreements referred to in Part 3.16(e) of the Disclosure Schedule);

(xviii)     hire any employee (A) with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; (B) at the level of Vice President or above, (C) with an annual base salary in excess of $150,000 or (D) hire any employee in any jurisdiction that has statutory or common law severance, other than to fill a vacancy;

(xix)        become a party to or become bound by any collective bargaining agreement or union contract;

(xx)         promote any employee except in order to fill a position below the level of Vice President that is vacated after the date of this Agreement;

(xxi)        other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xxii)       change any investment policy;

(xxiii)      establish, adopt or amend any investment policy of the Acquired Corporations, make any investment that is inconsistent with any investment policy of the Acquired Corporations or make any investment in any mortgage-backed securities;

(xxiv)      make any material Tax election or settle any material tax audit;

(xxv)       commence any Legal Proceeding, except with respect to: (A) routine collection matters, in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement;

(xxvi)      except as set forth in Part 5.2(b) of the Disclosure Schedule, settle any claim or Legal Proceeding other than claims or Legal Proceedings against any of the Acquired Corporations that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Acquired Corporations of an amount less than $100,000 individually and less than $300,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxvii)     enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxviii)    enter into any contract containing an MFN or similar provision nor will it enter into any contract that triggers any existing MFN provision in any other existing contract; or

(xxix)       agree or commit to take any of the actions described in clauses  “(i)” through “(xxviii)” of this Section 5.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

5.3          No Solicitation.

(a)            Subject to Section 5.3(b), from and after the date hereof until the Effective Time, the Company shall not directly or indirectly, and shall ensure that all Representatives of the Company do not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or knowingly take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of the Company that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b)            Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Company to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (1) neither the Company nor any Representative of the Company shall have breached in any material respect any of the provisions set forth in Section 1.2 or this Section 5.3, (2) the board of directors of the Company determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would likely be inconsistent with the Company’s board of directors’ fiduciary obligations to the Company’s shareholders under applicable Legal Requirements, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (4) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company furnishes all such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c)            If the Company or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Parent orally and in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with copies of all documents relating thereto.  The Company shall promptly (and in no event later than 24 hours after such material development) inform Parent in writing with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of all documents relating thereto.

(d)            The Company shall immediately cease and cause to be terminated any existing discussions between the Company or any of its Representatives and any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(e)            The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(e) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal.  The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(f)            Notwithstanding anything to the contrary contained in Section 1.2(b), Section 8.1(e) or elsewhere in this Agreement, the Company Board Recommendation may not be withdrawn or modified pursuant to Section 1.2(b), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 1.2(b) and shall have received from the Person making such Acquisition Proposal a form of written definitive acquisition agreement providing for the consummation of the transaction contemplated by such Acquisition Proposal (the “Specified Definitive Acquisition Agreement”); (ii) not less than three (3) business days (or such longer period as provided below) prior to any such withdrawal or modification of the Company Board Recommendation pursuant to Section 1.2(b) and not less than three (3) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e) (which three (3) day periods, for the avoidance of doubt, may run concurrently), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 1.2(b) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event), including as attachments to such Superior Proposal Notice a copy of the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal and copies of any related documents; (iii) during the three (3) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company’s board of directors shall have determined in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the negotiation period described in clause “(iii)” above shall be extended by an additional three (3) business days from the date of Parent’s receipt of such new Superior Proposal Notice (except that, if such amendment provides solely for an increase in the dollar amount of the price per share to be paid for Company Common Stock, then such negotiation period shall be extended instead by an additional two (2) business days).

(g)            Nothing contained in this Section 5.3 or Section 1.2 shall prohibit the Company or its board of directors from disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that (i) unless such disclosure consists solely of a "stop, look and listen" communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(f) to the extent applicable to such disclosure, and (ii) the Company acknowledges that any such disclosure (other than a "stop, look and listen" communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act) may constitute a Triggering Event, and that any such disclosure shall be subject to the other terms and provisions of this Agreement.

Section 6.  Additional Covenants of the Parties

6.1      Shareholder Approval; Proxy Statement; Fairness Hearing.

(a)            If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, subject to rules of the California Commissioner, as promptly as practicable following the Acceptance Time, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Shareholders’ Meeting”).  The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)            If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, subject to rules of the California Commissioner, as soon as practicable following the Acceptance Time, (i) the Company shall prepare and file with the SEC the Proxy Statement, and (ii) Parent shall prepare and file with the SEC the Post-Effective Amendment.  Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Post-Effective Amendment and the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and with all other applicable Legal Requirements, (B) respond promptly to any comments received from the SEC or its staff with respect to the Post-Effective Amendment or the Proxy Statement, (C) have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (D) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act.  The Company (x) shall give Parent reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to its transmission to the SEC or its staff and (y) shall not transmit any such material to which Parent reasonably objects.  Parent (I) shall give the Company reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Post-Effective Amendment or any proposed material to be included in the Post-Effective Amendment prior to its transmission to the SEC or its staff and (II) shall not transmit any such material to which the Company reasonably objects.  The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect.  If at any time prior to the Company Shareholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Post-Effective Amendment or to the Proxy Statement, or the Post-Effective Amendment or the prospectus included therein is amended by Parent to correct any information therein, the Company shall (1) with respect to the Post-Effective Amendment and the prospectus included therein, cooperate with Parent in filing such amendment or supplement with the SEC and transmitting such supplement or amendment to the Company’s shareholders, and (2) with respect to the Proxy Statement, promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company's shareholders.

(c)            Notwithstanding anything to the contrary contained in this Agreement, if Parent, Acquisition Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, at least 90% of the outstanding shares of Company Common Stock, Parent, Acquisition Sub and Company shall take all actions necessary and appropriate to cause the merger of Acquisition Sub into the Company to become effective as soon as practicable following the time such ownership is first obtained, without a shareholders’ meeting in accordance with Section 1110 of the CGCL.

(d)            If the adoption of this Agreement by the Company’s shareholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be present and voted in favor of the adoption of this Agreement at the Company Shareholders’ Meeting.

(e)            In the event that Acquisition Sub elects to file a Permit Application pursuant to Section 1.1(h)(iii)(A), Parent and the Company shall prepare the Permit Application and cause it to be filed with the California Commissioner and shall request a Fairness Hearing.  Each of Parent, Acquisition Sub and the Company shall use all reasonable best efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at the Fairness Hearing; provided that none of the parties to this Agreement shall be obligated to amend this Agreement to change the Per Share Cash Election Consideration, the Per Share Stock Election Consideration or the Per Share Consideration.  The Company shall provide and include in the Permit Application such information relating to the Company as may be required pursuant to the rules of the California Commissioner, including a copy of the fairness opinion and valuation reports received by the Company in connection with the Merger. The Permit Application shall also include the recommendation of this Agreement, the Offer and the Merger by the Board of Directors of the Company.

6.2          Treatment of Company Options, Company Warrants, Company Restricted Stock Units, Company Equity Plans and Company Warrants.

(a)           Definitions.  For the purposes of this Section 6.2, the following terms shall have the following meanings:

(i)           “Assumed Option” shall mean each then-outstanding Company Option that is not a Terminating Option at the Effective Time, whether or not exercisable at the Effective Time.

(ii)          “Assumed Plans” shall mean the Company’s 2004 Equity Compensation Plan and the Company’s 2010 Inducement Equity Compensation Plan.

(iii)         “Assumed RSU” shall mean each then-outstanding Company Restricted Stock Unit at the Effective Time.

(iv)          “Terminating Option” shall mean each then-outstanding Company Option granted pursuant to a Company Equity Plan that is vested and exercisable at the Effective Time and that is not an Underwater Company Option.

(v)           “Terminating Option Consideration” shall mean for each Terminating Option (on a per share basis): (i) the Per Share Cash Election Consideration; minus (ii) the exercise price of the Terminating Option (on a per share basis) as of immediately prior to the Effective Time.

(vi)          “Underwater Company Option” shall mean each Company Option with a per share exercise price equal to or greater than the Per Share Cash Election Consideration.

(b)          In the event that at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time is converted into the right to receive the consideration specified in Section 2.5(a)(iii) of this Agreement, each Terminating Option shall not be assumed by Parent and, at the Effective Time, each then-outstanding Terminating Option will automatically be converted into the right to receive: (A) an amount in cash equal to the product of: (1) the Termination Option Consideration; multiplied by (2) fifty five percent (55%); and (B) a fraction of a share of Parent Common Stock equal to the quotient of: (1) the product of: (x) the Terminating Option Consideration; multiplied by (y) forty five percent (45%); divided by (2) the Parent Average Strike Price.

(c)           In the event that at the Effective Time each share of Company Common Stock outstanding immediately prior to the Effective Time is converted into the right to receive the consideration specified in Section 2.5(a)(iv) of this Agreement, each Terminating Option shall not be assumed by Parent and, at the Effective Time, each then-outstanding Terminating Option will automatically be converted into the right to receive a fraction of a share of Parent Common Stock equal to the quotient of: (1) the Terminating Option Consideration; divided by (2) the Parent Average Strike Price.

(d)           In any event, at the Effective Time:

(i)           Each Assumed Option shall be assumed by Parent, subject to, and in accordance with, the terms of the applicable Company Equity Plan and any stock option agreement or other document evidencing such Assumed Option.  Each Assumed Option will continue to have, and be subject to, the same terms and conditions related to the applicable Assumed Option (including as set forth in any applicable stock option agreement or other document evidencing such Assumed Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (A) each Assumed Option shall be converted into an option to acquire that number of whole shares of Parent Common Stock equal to the product of: (1) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time; multiplied by (2) the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price of such Assumed Option will be equal to the quotient of: (1) the exercise price per share of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time; divided by (2) the Per Share Stock Election Consideration, rounded up to the nearest whole cent.  It is the intention of the parties hereto that the assumption by Parent of Assumed Options pursuant hereto satisfies the requirements of Treasury Regulation Section 1.424-1 (to the extent such options were incentive stock options) and of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 6.2(d)(i) shall be interpreted and applied consistent with such intention.  All outstanding rights that the Company may hold immediately prior to the Effective Time with respect to the forfeiture of shares of Company Common Stock subject to an Assumed Option described in this Section 6.2(d)(i) shall be assigned to Parent and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Per Share Stock Election Consideration.

(ii)           Each Assumed RSU shall be assumed by Parent, subject to, and in accordance with, the terms of the applicable Company Equity Plan and any restricted stock unit agreement or other document evidencing such Assumed RSU.  Each Assumed RSU will continue to have, and be subject to, the same terms and conditions related to the applicable Assumed RSU (including as set forth in any applicable restricted stock unit agreement or other document evidencing such Assumed RSU) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that each Assumed RSU shall be converted into the right to receive that number of whole shares of Parent Common Stock (or an amount in cash in respect thereof for a cash settled Assumed RSU) equal to the product of: (A) the number of shares of Company Common Stock subject to the Assumed RSU immediately prior to the Effective Time; multiplied by (B) the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock.  It is the intention of the parties hereto that the assumption by Parent of each Assumed RSU pursuant hereto satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and the provisions of this Section 6.2(d)(ii) shall be interpreted and applied consistent with such intention.  All outstanding rights that the Company may hold immediately prior to the Effective Time with respect to the forfeiture of shares of Company Common Stock subject to any Assumed RSU described in this Section 6.2(d)(ii) shall be assigned to Parent and shall thereafter be held by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares forfeitable pursuant to such rights shall be appropriately adjusted to reflect the Per Share Stock Election Consideration.

(e)           All federal, state and local withholding obligations relating to the automatic conversion of Terminating Options at the Effective Time will be first satisfied by deducting such amounts from the cash, if any, payable to the holders of such Terminating Options.  If the withholding obligations exceed the cash, if any, payable to the holder of the Terminating Option, any remaining withholding obligation will be satisfied by withholding a number of shares of Parent Common Stock otherwise issuable to the holder of the Terminating Option equal to the quotient obtained by dividing (i) the dollar amount of any remaining withholding obligation by (ii) the Parent Average Stock Price.

(f)           Parent agrees to use commercially reasonable efforts to file with the SEC, no later than ten (10) business days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Common Stock issuable with respect to Assumed Options and issuable upon settlement of Assumed RSUs and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Assumed Options or Assumed RSUs remain outstanding.

(g)           Prior to the Effective Time, the Company shall provide notice to each holder of Company Stock Options and Company Restricted Stock Units describing the treatment of such Company Stock Options and Company Restricted Stock Units under this Agreement. The Company shall take all steps necessary to cause the foregoing provisions of this Section 6.2 to occur.

(h)           Following the Effective Time, unless Parent provides otherwise, Parent will assume the Assumed Plans and be able to grant stock awards, to the extent permissible by applicable Legal Requirement and Nasdaq regulations, under the terms of the Assumed Plans to issue the reserved but unissued shares of Company Common Stock under the Assumed Plans.  The shares subject to the unexercised portions of any award granted thereunder that expires, terminates or is canceled, and shares of Company Common Stock issued pursuant to an award that are reacquired by Parent pursuant to the terms of the award under which such shares were issued that would otherwise return to the Assumed Plans pursuant to their respective terms, will return and may be used for awards to be granted under the respective Assumed Plan, except that (i) shares of Company Common Stock covered by such awards will be shares of Parent Common Stock and (ii) all references to a number of shares of Company Common Stock will be (A) changed to reference Parent Common Stock and (B) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Per Share Stock Election Consideration, rounded down to the nearest whole number of shares of Parent Common Stock.  None of the Acquired Corporations shall take any action that would otherwise preclude Parent from being able to grant awards under the Assumed Plans, including adopting resolutions to terminate either of the Assumed Plans.

(i)           In accordance with each Company Equity Plan, the Company covenants now, and effective as of the Acceptance Time and the completion of the Offer: (i) that the completion of the Offer is a “Corporate Transaction” (as defined in the applicable Company Equity Plan); (ii) that the Company shall affirm and Assume (as defined in the applicable Company Equity Plan) each outstanding Company Option and Company Restricted Stock Unit as of the Acceptance Time; and (iii) that the Company shall provide such further evidence of such affirmation and assumption as Parent may reasonably request. Subject to the terms of any individual agreement in effect as of the date of this Agreement as set forth on Part 3.16(l) of the Disclosure Schedule, the Company further covenants that there shall be no acceleration of vesting of any Company Options or Company Restricted Stock Units upon completion of the Offer or the consummation of either of the Mergers.

(j)           At the Effective Time, each Company Warrant shall be treated in accordance with its terms.

6.3          Employees; Benefits.

(a)            From and after the Effective Time, Parent shall provide Company Continuing Employees with health and welfare benefits providing coverage and benefits that are either (i) the same as provided pursuant to the employee health and welfare benefit plans maintained by Company as of the date hereof or (ii) pursuant to employee health and welfare benefit plans that are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Continuing Employees.  For the avoidance of doubt, nothing in the Agreement shall limit the ability of Parent or the surviving entity in the Mergers to amend or terminate any Company Employee Plan, Company Foreign Plan, or Parent employee benefit plan, program, policy, or arrangement in accordance with their terms and applicable law at any time after the Effective Time.  The provisions contained in this Section 6.3(a) are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any current or former Company Associates, any participant in any Company Employee Plan or Company Foreign Plan, or any beneficiary thereof or any right to continued employment with Parent or the surviving entity in the Mergers, nor shall require Parent to provide, continue, or amend any particular employee benefits after the consummation of the Contemplated Transactions for any current or former Company Associate.

(b)            With respect to any Parent Plans in which Company Associates become eligible to participate after the Effective Time, each participating Company Associate’s service with Acquired Corporations (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized for purposes of the applicable Company Employee Plan or Company Foreign Plan) or any Company Affiliate shall be treated as service with Parent or any of its Affiliates for all purposes, including determining eligibility to participate, level of benefits, vesting, and benefit accruals; provided, however, that, except as expressly provided in Section 6.3(e), such service need not be recognized for purposes of benefit accrual under any “defined benefit plan” as defined in Section 3(35) of ERISA, for purposes of determination of any severance payments or obligations, or to any extent that such recognition would result in a duplication of benefits.

(c)            With respect to any Parent Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA and in which the Company Associates become eligible to participate after the Effective Time, Parent shall use its commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any such Parent Plans, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Employee Plan or Company Foreign Plan immediately prior to the Effective Time.  Parent shall use its commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Associate under the Company Employee Plans and/or Company Foreign Plans during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Parent Plans in which such employees will be eligible to participate from and after the Effective Time to the extent so recognized under the relevant Company Employee Plan and/or Company Foreign Plan immediately prior to the Effective Time.

(d)            Unless otherwise requested by Parent in writing prior to the Effective Time of the Merger, Company shall cause to be adopted prior to the Closing Date resolutions of Company’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by Company or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, on the day preceding the Closing Date. Immediately prior to such termination of the 401(k) Plans, Company shall contribute to the 401(k) plans an amount in cash necessary to fulfill Company’s contractual obligations, if any, to match contributions by participants in the 401(k) Plans accrued during the period commencing on January 1, 2010, and ending as of immediately prior to the Closing Date.  The form and substance of the resolutions providing for the termination of the 401(k) Plans shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed.  The Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by the Company’s Board of Directors and shall fully comply with such resolutions.

(e)            Notwithstanding anything to the contrary contained in this Agreement, Parent shall provide a severance benefit equal to two weeks of base pay plus one week of base pay for every full year of service with any of the Acquired Corporations up to a maximum of twelve weeks of base pay to each Company Continuing Employee employed in the United States whose service with Parent or any of the Acquired Corporations is terminated without cause within ninety (90) days after the Closing Date.

6.4       Indemnification of Officers and Directors.

(a)            Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Company’s Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are available under and consistent with California law.  For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation and Merger Sub II to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company; provided, however, that all rights to indemnification in favor of such current or former directors or officers in respect of any Action (as defined in Section 6.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the disposition of such Action or resolution of such claim.  From and after the Effective Time, Parent shall cause the Surviving Corporation and Merger Sub II to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.5. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person in his or her capacity as a director or officer of the Company, as such agreement is in effect as of the date of this Agreement.

(b)           Parent shall cause the Surviving Corporation and Merger Sub II to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred before the Effective Time in connection with such Indemnified Person serving as an officer or director of the Company; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation and Merger Sub II shall only be required to indemnify and hold harmless, or advance expenses to, an Indemnified Person if and to the same extent such Indemnified Person is entitled to be indemnified by the Company or has the right to advancement of expenses from the Company pursuant to (i) the Charter Documents of the Company as in effect as of the date of this Agreement or (ii) any Indemnification Agreement between the Company and such Indemnified Person.  In the event of any such Action, Parent and the Surviving Corporation and Merger Sub II shall cooperate with the Indemnified Person in the defense of any such Action.

(c)           Prior to the Effective Time, the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising on or before the Effective Time, covering without limitation (to the extent covered by the Existing D&O Policies) the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost of less than 200% of the annual premium paid by the Company in 2010 for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase as much coverage as is available for such amount.  Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)           The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company, the Surviving Corporation or Merger Sub II, under any other indemnification arrangement, under the CGCL or otherwise.  The provisions of this Section 6.5 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e)           This Section 6.4 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons and shall be binding on Parent, the Surviving Corporation, Merger Sub II and their successors and assigns.

6.5          Regulatory Approvals and Related Matters.

(a)           Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly additional information requested by any such Governmental Body.   Without limiting the generality of the foregoing, the Company and Parent shall, (i) promptly after the date of this Agreement and in any event within ten (10) business days, prepare and file all notification and report forms required to be filed under the HSR Act with respect to the Offer, the Merger and the other Contemplated Transactions; and (ii) promptly after the date of this Agreement, prepare and file, if required or considered advisable, in the reasonable judgment of Parent, in connection with the Offer, the Merger and the other Contemplated Transactions, all notifications and other documents under all applicable foreign antitrust- or competition-related Legal Requirements.  The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition-related matters.  At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company; provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b)           Subject to the limitations set forth in Section 6.5(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.5(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required, or considered advisable, in the reasonable judgment of Parent, to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions, and to cause the expiration or termination of any applicable waiting periods; (ii) shall use its commercially reasonable efforts to obtain each Consent (if any) required, or considered advisable, in the reasonable judgment of Parent to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions.  Notwithstanding the foregoing, the failure to obtain any such Consent of a counterparty to any Company Contract identified in any subsection of Part 3.9 or 3.10 of the Disclosure Schedule shall not be the basis for determining that there has been a Company Material Adverse Effect or that the Company has not satisfied any covenant required to be satisfied by it pursuant to this Agreement.

(c)           Each of the Company and Parent shall keep the other party apprised of the status of matters relating to the completion of the Offer, the Merger and the other Contemplated Transactions, including promptly furnishing the other party with copies of notices or other communications received by it or any of its Subsidiaries, from any Governmental Body with respect to such transactions. Each of the Company and Parent shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, shall give the other party reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission and shall provide a copy of each such filing or other submission made to the other party.  The Company shall provide Parent with a copy of each notice given and each Consent obtained by the Company during the Pre-Closing Period. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only basis to the extent required under applicable legal limitations or as appropriate to protect confidential business information.

(d)           Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to negotiate, commit to or effect, by consent decree or otherwise, any of the following actions: (i) to sell, divest, dispose of, or transfer or cause any of its Subsidiaries to sell, divest, dispose of, or transfer any assets or businesses, or to commit to cause the Company to sell, divest, dispose of, or transfer any assets or businesses; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any Subsidiaries, assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any Subsidiaries, assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) that limits the freedom of Parent or its Subsidiaries’ (including the Company’s) freedom of action with respect to, or its ability to retain, one or more of its Subsidiaries’ (including the Company’s) businesses, product lines, or assets,; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.6          Notification of Certain Matters.

(a)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations.  No notification given to Parent pursuant to this Section 6.6(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b)           During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or unlikely. No notification given to the Company pursuant to this Section 6.6(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

6.7            Disclosure.  Parent, Acquisition Sub and the Company shall consult with one another before issuing any press release or otherwise making any public statement with respect to the Offer, the Mergers or any of the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Sections 1.2(b), 1.2(c) and 5.3, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any disclosure to the public or otherwise regarding the Offer, the Mergers or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure or (b) the board of directors of such party shall have determined in good faith (after consultation with its legal counsel) that such disclosure is required by applicable Legal Requirements and, to the extent permitted under applicable Legal Requirements, such party shall have provided the other parties with reasonable advance notice of such party’s intention to make such disclosure and the content of such disclosure.

6.8            Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the Offer to be approved for listing (subject to notice of issuance) on The NASDAQ Global Select Market at or prior to the Acceptance Time, and to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The NASDAQ Global Select Market at or prior to the Effective Time.

6.9            Resignation of Officers and Directors.  Without limiting the Company’s obligations under Section 1.3, the Company shall use reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director and of each officer of the Company.

6.10         Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Mergers or any of the other Contemplated Transactions or the Shareholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent.

6.11         Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

6.12            Debt Financing.  Prior to the Effective Time, the Company shall, and shall cause the other Acquired Corporations to, provide Parent and Acquisition Sub with such cooperation that is reasonably requested by Parent to assist Parent in the arrangement of any third party debt financing (the “Debt Financing”). If requested by Parent, the Company shall use reasonable best efforts to prepare as soon as practicable after the end of any fiscal period preliminary financial statements with respect to such fiscal period for public release by Parent prior to the completion of the financial statements for such fiscal period.  Without limiting the foregoing, the Company shall ensure that all financial and other projections and any preliminary financial statements regarding the Acquired Corporations that are made available to Parent after the date of this Agreement are prepared in good faith and are based upon assumptions that are reasonable at the time made.

6.13            Reorganization Treatment.  Unless any condition to the Second Merger as set forth in Section 7.2 is not satisfied, each of Parent, Merger Sub and the Company intend that the Merger, taken together with the Offer and the Second Merger, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.  Provided the Second Merger occurs, each of Parent, Merger Sub and the Company shall report the Merger, taken together with the Offer and the Second Merger, as a "reorganization" within the meaning of Section 368(a) of the Code.  The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Offer, the Merger and the Second Merger collectively as a reorganization within the meaning of Section 368(a) of the Code, and Parent's and the Company's tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

Section 7.  Conditions Precedent to the Mergers

7.1          The Merger.  The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)           If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Shareholder Vote.

(b)           No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, each party shall have used its reasonable best efforts to have any such injunction, order or Legal Requirement or other prohibition lifted.

(c)           The Registration Statement and the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC, with respect to the Registration Statement or the Post-Effective Amendment.

(d)           Shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for exchange and paid for pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

7.2          The Second Merger.  The respective obligations of the parties to effect the Second Merger are subject to the satisfaction of each of the following conditions:  (a) the acquisition of shares of Company Common Stock pursuant to the Offer, (b) the consummation of the Merger, (c) the absence of any legal prohibition on completing the Second Merger, and (d) the receipt by Parent of a written opinion of Cooley LLP, counsel to Parent, and the receipt by the Company of a written opinion of Morrison & Foerster LLP, counsel to the Company, respectively, in form and substance reasonably satisfactory to Parent and the Company, respectively, to the effect that the Offer and the Mergers, taken together, will constitute a "reorganization" within the meaning of Section 368 of the Code, and neither of such opinions shall have been withdrawn.  Such opinions may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.  If any of the foregoing conditions is not satisfied, the Second Merger shall not occur and the provisions of this Agreement pertaining to the Offer and the Mergers qualifying collectively as a "reorganization" within the meaning of Section 368 of the Code shall not apply.

Section 8.  Termination

8.1      Termination.  This Agreement may be terminated:

(a)           by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)           by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition or acceptance for exchange of, or the delivery of consideration in exchange for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(c)           by either Parent or the Company at any time after the Outside Date and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to the Outside Date is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(d)           by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e)           by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted directly or indirectly from any breach of any of the provisions of Section 1.2 or Section 5.3, (ii) the Company and its board of directors shall have satisfied all of the notice, negotiation and other requirements set forth in Sections 1.2(b) and 5.3(f) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(f) shall have expired, (iii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c) or Section 8.3(d), as applicable, and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f)           by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company within 15 days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of the Company;

(g)           by the Company at any time prior to the Acceptance Time if: (i) Parent’s representations and warranties contained in this Agreement shall be materially inaccurate as of the date of this Agreement, or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), and the inaccuracy in such representations and warranties has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; or (ii) Parent shall have committed a material breach of its covenants contained in this Agreement and such breach has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent within 15 days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 15-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured in a manner that does not result in a breach of any covenant of Parent; or

(h)           by Parent at any time prior to the Acceptance Time if (i) a Company Material Adverse Effect shall have occurred or (ii) any event shall have occurred or circumstance shall have arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any willful breach of any representation or warranty contained in this Agreement, and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for exchange pursuant to the Offer prior to such termination.

8.3          Expenses; Termination Fees.

(a)            Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and (ii) the filing by Parent and the Company of the premerger notification and report forms relating to the Contemplated Transactions under the HSR Act and the filing of any notice or other document required or advisable, in the reasonable judgment of the Parent, under any applicable foreign antitrust or competition-related Legal Requirement.

(b)            If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) within one year after the date of termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash upon the earlier to occur of (A) such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) being consummated or (B) a definitive agreement contemplating such Acquisition Transaction is entered into, a nonrefundable fee in the amount of $21.6 million; provided, however, that for purposes of clause “(iii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(c)            If this Agreement is terminated by Parent pursuant to Section 8.1(d), or if this Agreement is terminated by Parent or the Company pursuant to any subsection of Section 8.1 following the occurrence of a Triggering Event, then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $21.6 million.  In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d) or, under the circumstances described above, any other subsection of Section 8.1, the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination.

(d)            If the Company fails to pay when due any amount payable under Section 8.3(b) or Section 8.3(c), then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 200 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Section 9.  Miscellaneous Provisions

9.1          Amendment.  Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval and adoption of this Agreement by the Company’s shareholders); provided, however, that after any such approval and adoption of this Agreement by the Company’s shareholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Parent Guarantee.  Parent shall cause Acquisition Sub and Merger Sub II to comply in all respects with each of its respective representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Mergers and the other Contemplated Transactions.

9.3          Waiver.

(a)           Subject to Sections 1.2(f) and 1.3, at any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s shareholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s shareholders under applicable Legal Requirements without the approval of such shareholders.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4          No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5          Entire Agreement; Counterparts.  Without limiting Section 8.2, this Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6            Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of the State of California or if no such state court has proper jurisdiction, then the federal courts located in the State of California; and (b) each of the parties irrevocably waives the right to trial by jury.

9.7            Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 3.

9.8            Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit may be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9           Assignability; Third Party Beneficiaries.  This Agreement shall be binding upon, and except as otherwise provided in Section 6.4, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4).

9.10         Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made one (1) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Rovi Corporation.
2830 De La Cruz Boulevard
Santa Clara, CA 95050
Attention: General Counsel
Facsimile: (408) 567-1807

with a copy (which shall not constitute notice) to:

Cooley llp
3175 Hanover Street
Palo Alto, CA  94304-1130
Attention: Jon Gavenman and Jennifer Fonner DiNucci
Facsimile: (650) 849-7400

if to the Company:

Sonic Solutions
250 Redwood Blvd., Suite 300
Novato, CA  94945
Attention: David C. Habiger, Chief Executive Officer
Facsimile: 415-893-7011

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: James R. Tanenbaum, Esq.
Facsimile: 212-468-7900

9.11       Cooperation.  The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13       Enforcement.  In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

9.14       Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Romulus Corporation

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	Chief Executive Officer

Sparta Acquisition Sub, Inc.

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	Chief Executive Officer

Sonic Solutions

By:	/s/ David C. Habiger
Name:	David C. Habiger
Title:	Chief Executive Officer

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time.  “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for exchange pursuant to the Offer.

Acquired Corporation.  “Acquired Corporation” shall mean the: (a) the Company; and (b) each of the Company’s Subsidiaries.

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries) relating to any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company;

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company; or

(c)           any liquidation or dissolution of the Company.

Affiliate.  “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Company Affiliate.

Company Board Recommendation.  “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and to the extent necessary adopt the Agreement.

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, no par value per share, of the Company.

Company Continuing Employee.  “Company Continuing Employee” shall mean each current Company Associate who, as of immediately following the Effective Time, continues his or her employment with any of the Acquired Corporations or becomes at the Effective Time of the Merger an employee of Parent or any Subsidiary of Parent.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; or (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Acquired Corporation or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Company Foreign Plans shall not be considered Company Employee Plans.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the Sonic Solutions 1994 Non-Employee Directors Stock Option Plan, the 1998 Stock Option Plan of Sonic Solutions, the Sonic Solutions 2004 Equity Compensation Plan, the Sonic Solutions 2004 Stock Incentive Plan, the Sonic Solutions 2005 Stock Incentive Plan (Non-U.S. Employees), the Sonic Solutions 2010 Inducement Equity Compensation Plan, the DivX, Inc. 2000 Stock Option Plan and the DivX, Inc. 2006 Equity Incentive Plan.

Company Foreign Plan.  “Company Foreign Plan” shall mean any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations  has or may have any material liability, (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States or (c) Company Employee Plan that covers or has covered any former or current employee, consultant or director of any of the Acquired Corporations  whose services are or have been performed primarily outside of the United States.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to Company Products; and (b) all other material Intellectual Property Rights and material Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (i) the business, financial condition or results of operations of the Company or (ii) the ability of the Company to consummate the transactions contemplated by the Agreement, but, subject to the next sentence, shall not include effects resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of the Agreement in GAAP or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, (F) any shareholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement, (G) the announcement of this Agreement or the pendency of the Offer or the consummation of the Mergers, (H) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself or (I) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself.  Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement effects resulting from changes or acts of the type described in clauses “(A),” “(B),” “(C),” “(D)” and “(E)” of the preceding sentence may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect if such changes or acts have, in any material respect, a disproportionate impact on the Company, taken as a whole, relative to other companies in the industry in which the Company operates.

Company Option. “Company Option” shall mean each outstanding option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided that the Top-Up Option shall not be considered a Company Option.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, no par value per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of the Acquired Corporations, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Acquired Corporations; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean all products, software and services (including any system, platform, subassembly, part or component thereof) that: (a) is or was manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of the Acquired Corporations as of the date of this Agreement; or (b) is currently under development by or for any of the Acquired Corporations (whether or not in collaboration with another Person).

Company Restricted Stock.  “Company Restricted Stock” shall mean shares of Company Common Stock, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted, that are subject to a Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire such shares of Company Common Stock, including by forfeiture.

Company Restricted Stock Units.  “Company Restricted Stock Units” shall mean all restricted stock units and rights to receive shares of Company Common Stock or any amount in cash measured by the value of a number of shares of Company Common Stock, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Software. “Company Software” shall mean and include all software, programs, databases or firmware (including microcode) in any form (including Internet sites, Internet content and links) that (a) is incorporated into, or otherwise is or is a part of, any Company Product; or (b) is used in the design, development, engineering, validation, testing, operations, performance, manufacture and/or maintenance of components, hardware, systems and software incorporated into or required for the use or operation of any Company Product.

Company Unaudited Balance Sheet.  “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 7, 2010, and the note thereto, included as Part 3.7(a) of the Disclosure Schedule.

Company Warrants.  “Company Warrants” shall mean all warrants to acquire shares of Company Capital Stock.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean that certain Nondisclosure Agreement dated as of November 2, 2010, between the Company and Parent, as amended  through the date hereof.

Consent.  “Consent” shall mean any approval, clearance, consent, permit, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, and (B) the Mergers; and (ii) all actions and transactions contemplated by the Shareholder Agreements.

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Sections 3.1, 3.3 and 3.21 of the Agreement.

Disclosure Schedule.  “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or other charge of any nature.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  "ERISA Affiliate" shall mean any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Offer and the Merger, as said registration statement may be amended.

GAAP.  “GAAP” shall mean generally accepted accounting principles as applied in the United States of America.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, including the European Union; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and FINRA-Financial Industry Regulatory Authority.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), circuit designs and assemblies, IP cores, net lists, photomasks, mask works, layouts, architectures or topology, network configurations and architectures, gate arrays, logic devices, mechanical designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, boards and other devices, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, performance rights, digital rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company.  “Knowledge of the Company” shall mean the actual knowledge of the individuals identified at the beginning of the Disclosure Schedule.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Made Available.  Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that (a) such information, document or material was made available by the Company for review a reasonable period of time by Parent or Parent’s Representatives prior to the execution of the Agreement in the virtual data rooms maintained by the Company with Morrison & Foerster LLP and RR Donnelley in connection with the transactions contemplated by the Agreement or otherwise provided directly to Parent or Parent’s Representatives (it being understood that; (i) for documents provided directly to Parent or Parent’s Representatives, the Company agrees that it shall upload such materials to the virtual data rooms within seven (7) days after the date of this Agreement with a notation as to the date such materials were provided to Parent or Parent’s Representatives and the identity of the Person(s) to whom the materials were provided; and (ii) a document that was only made available for review in the virtual data room prior to the execution of the Agreement shall only be deemed to have been made available for a reasonable period of time if the Company shall have promptly notified Parent or its outside legal counsel that such document was uploaded into the virtual data room), and (b) Parent and Parent’s Representatives had passworded access to such information, document or material throughout such period of time.

Materials of Environmental Concern.  “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Open Source License.  “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Average Strike Price.  “Parent Average Strike Price” shall mean the average of the closing trading prices for one share of Parent Common Stock as reported on the NASDAQ Global Select Market for the twenty (20) trading day period ending immediately prior to (and excluding) the date of this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

Patent Right.  “Patent Right” shall mean any U.S. or foreign (a) patent or patent application, or (b) continuation, continuation-in-part, divisional, re-examination, extension, reissue or counterpart of any patent or patent application.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Per Share Consideration.  “Per Share Consideration” shall mean the Cash Component and the fraction of a share of Parent Common Stock representing the Applicable Fraction.

Patent Right.  “Patent Right” shall mean any U.S. or foreign (a) patent or patent application, or (b) continuation, continuation-in-part, divisional, re-examination, extension, reissue or counterpart of any patent or patent application.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Acquired Corporations from users of Company Products or any website of the Acquired Corporations.

Post-Effective Amendment.  “Post-Effective Amendment” shall mean a post-effective amendment to the Registration Statement for the offer and sale of shares of Parent Common Stock in connection with the Merger, in which the Proxy Statement shall be included as a prospectus.

Proxy Statement.  “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release.  “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal.  “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Company's assets, that (a) was not obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company's financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s shareholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event.  A “Triggering Event” shall be deemed to have occurred if:  (i) the board of directors of the Company shall have failed to unanimously recommend that the Company’s shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent or Acquisition Sub the Company Board Recommendation, or shall have taken any other action that is reasonably determined by Parent to suggest that the board of directors of the Company does not unanimously support the Offer or the Mergers or does not unanimously believe that the Offer and the Mergers are in the best interests of the Company’s shareholders; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or shall have failed to include in the Schedule 14D-9 a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Mergers are fair to and in the best interests of the Company’s shareholders; (iii) following the public disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Mergers are fair to and in the best interests of the Company’s shareholders, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(3)” of Section 5.3(b) of the Agreement); or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Exhibit B

Conditions to the Offer

The obligation of Acquisition Sub to accept for exchange and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(k)” below.  Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for exchange or pay for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by 12:00 midnight, Eastern Time, on the expiration date of the Offer, or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a)           each of the Designated Representations shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time) in each case except to a de minimis extent; provided, however, that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b)           each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), unless the inaccuracies in the representations and warranties of the Company, do not and would not reasonably be expected to constitute or result in a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c)           each covenant that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d)           since the date of the Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances arising since the date of this Agreement, could reasonably be expected to have or result in a Company Material Adverse Effect;

(e)           Parent and Acquisition Sub shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f)            the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g)           any waiting period applicable to the Offer or the Merger, required or considered advisable in the reasonable judgment of the Company, under any applicable foreign antitrust or competition-related Legal Requirement shall have expired or been terminated, and any Consent required under any applicable foreign antitrust or competition-related Legal Requirement or any other Legal Requirement in connection with the Offer or the Merger shall have been obtained and shall be in full force and effect;

(h)           no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger or any of the other Contemplated Transactions by a Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other Contemplated Transactions, illegal;

(i)            there shall not be pending, or threatened in writing (or otherwise overtly threatened), any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or any Acquired Corporation challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Mergers or any of the other Contemplated Transactions; and

(j)            the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.